Exhibit 10.8

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Execution Version

STOCK PURCHASE AGREEMENT

Dated as of December 11, 2009

between

PFIZER, INC.

and

DURATA THERAPEUTICS, INC.

- i -

	3.20. Seller’s Knowledge	25

	3.21. Residual Assets	25

	3.22. No Other Representations or Warranties	25

4.	REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER BY THE SELLER	26

	4.1. Organization	26

	4.2. Power and Authorization	26

	4.3. Authorization of Governmental Authorities	26

	4.4. Noncontravention	26

	4.5. Shares	27

	4.6. No Brokers	27

	4.7. Indemnification	27

	4.8. Other Contractual Obligations	27

	4.9. RaQualia Agreement	27

	4.10. Competing Products	28

	4.11. Inventory	28

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER	28

	5.1. Organization	28

	5.2. Power and Authorization	28

	5.3. Authorization of Governmental Authorities	28

	5.4. Noncontravention	29

	5.5. Investment Experience; Investigation; Reliance	29

	5.6. No Brokers	30

	5.7. Budget	30

	5.8. Corporate Status	30

	5.9. No Other Representations or Warranties	30

6.	COVENANTS	30

	6.1. Closing	30

	6.2. Conduct of Business	31

	6.3. Buyer’s Access to Premises	32

	6.4. Notice of Developments	33

	6.5. Expenses	33

- ii -

	6.6. Exclusivity	33

	6.7. Notices and Consents	34

	6.8. FDA Confirmatory Milestone	34

	6.9. Diligence	34

	6.10. Confidentiality	34

	6.11. Publicity	36

	6.12. Further Assurances	36

	6.13. Buyers Non-Transitory Corporation Covenant	37

	6.14. Listed Transactions	37

	6.15. Payment of Indebtedness	37

7.	CONDITIONS TO THE BUYERS OBLIGATIONS AT THE CLOSING	37

	7.1. Representations and Warranties	37

	7.2. Performance	37

	7.3. Stock Certificates	38

	7.4. Compliance Certificate	38

	7.5. Qualifications	38

	7.6. Absence of Litigation	38

	7.7. Ancillary Agreements	38

	7.8. Excluded Assets; Excluded Liabilities	38

8.	CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING	38

	8.1. Representations and Warranties	38

	8.2. Performance	39

	8.3. Compliance Certificate	39

	8.4. Qualifications	39

	8.5. Absence of Litigation	39

	8.6. Ancillary Agreements	39

	8.7. Excluded Assets	39

9.	TERMINATION	39

	9.1. Termination of Agreement	39

	9.2. Effect of Termination	40

- iii -

10.	INDEMNIFICATION	40

	10.1. Indemnification by the Seller	40

	10.2. Indemnity by the Buyer	42

	10.3. Time for Claims	43

	10.4. Third Party Claims	44

	10.5. Other Limitations	45

	10.6. Remedies Cumulative	46

	10.7. Knowledge and Investigation	46

	10.8. No Right of Set-Off	46

	10.9. Exclusive Remedy	46

11.	TAX MATTERS	47

	11.1. Tax Indemnification	47

	11.2. Straddle Period	47

	11.3. Tax Sharing Agreements	47

	11.4. Certain Taxes and Fees	47

	11.5. Cooperation on Tax Matters	48

	11.6. Tax Contests	48

	11.7. Tax Returns	48

	11.8. Other	49

12.	MISCELLANEOUS	49

	12.1. Notices	49

	12.2. Succession and Assignment; No Third-Party Beneficiary	50

	12.3. Amendments and Waivers	51

	12.4. Entire Agreement	51

	12.5. Exhibits; Listed Documents, etc	51

	12.6. Counterparts	51

	12.7. Severability	51

	12.8. Headings	51

	12.9. Construction	52

	12.10. Governing Law	52

	12.11. Dispute Resolution	52

	12.12. Jurisdiction; Venue; Service of Process	53

- iv -

EXHIBITS

Exhibit 1(a)	Excluded Assets

Exhibit 1(b)	Excluded Liabilities

Exhibit 1(c)	Included Assets

Exhibit 1(d)	Included Liabilities

Exhibit 1(e)	Inventory Transfer Agreement

Exhibit 1(f)	Pleuromutilin Structure

Exhibit 1(g)	RaQualia Assignment Agreement

Exhibit 1(h)	Reverse TSA Assignment Agreement

Exhibit 1(i)	Knowledge

Exhibit 1(j)	Transition Services Agreement

Exhibit 2.5.1	Form of Promissory Note

Exhibit 5.7	Buyer’s Development and Commercialization Budget for the Product

Exhibit 6.2.1(f)	Company Contract Modifications

Exhibit 7.4	Form of Seller’s Compliance Certificate

Exhibit 8.3	Form of Buyer’s Compliance Certificate

SCHEDULES

Schedule 1(a)	Lincosamide Patents

Schedule 3	Seller’s Disclosure Schedules

Schedule 4.3	Authorization of Government Authorities

Schedule 4.4	Noncontravention

Schedule 4.11	Inventory Specifications

Schedule 5.3	Authorization of Government Authorities

Schedule 5.4	Noncontravention

- v -

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of December 11, 2009 (the “Execution Date”), is by and between (i) Durata Therapeutics, Inc., a Delaware corporation (the “Buyer”) and, (ii) Pfizer, Inc., a Delaware corporation (the “Seller”) (the “Agreement”).

THE PARTIES ENTER INTO THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS, INTENTIONS AND UNDERSTANDINGS:

A. The Seller is the sole record and beneficial owner of all of the outstanding shares of capital stock (the “Shares”) of Vicuron Pharmaceuticals Inc., a Delaware corporation and a wholly owned subsidiary of the Seller (the “Company”).

B. The Company has, prior to the Execution Date, advised Buyer that (i) the Company has assigned, sold, distributed or otherwise transferred all of the Excluded Assets (as defined below) to the Seller, its Affiliates, its subsidiaries or third parties (or will do so prior to the Closing Date), and (ii) the Seller, its Affiliates, its subsidiaries or third parties have acquired all right, title and interest in and to all of the Excluded Liabilities (as defined below) related thereto (or will do so prior to the Closing Date).

C. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares for the consideration, and upon the terms and subject to the conditions set forth, in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Buyer and the Seller hereby agree as follows.

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice, whistle-blowing action or proceeding to, from, by or before any Governmental Authority or any Regulatory Authority.

“Affiliate” means any entity directly or indirectly controlled by, controlling, able to control, or under common control with, a specified Person, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of such Person. For the avoidance of doubt, (i) neither of the parties to this Agreement shall be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement, and (ii)

each stockholder of the Buyer on the Execution Date (“Buyer’s Original Affiliates”) shall be deemed to be an Affiliate of the Buyer so long as it owns beneficially not less than 10% of the voting securities of the Buyer.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means (i) the certificates delivered pursuant to Sections 7.4 and 8.3, (ii) the Transition Services Agreement, the (iii) RaQualia Assignment Agreement, (iv) the Inventory Transfer Agreement, (v) the Reverse TSA Assignment Agreement, and (vi) the Promissory Note.

“Anidulafungin”, also known as ERAXIS or ECALTA, means any finished or semi-finished good containing the compound having the chemical name 1-[(4R, 5R)-4,5 Dihydroxy-N2-[[4”-pentyloxy)[1,1’:4’,1”-terphenyl]-4-yl]carbonyl]-L-ornithine]echinocandin B (including any analogs, stereoisomers and mixtures thereof (such as racemates), radiosomers, metabolites, salts, solvates and polymorphs and prodrugs thereof) and all dosage strength and sizes thereof, together with all expansions and improvements thereon.

“Asset and Liability Statement” is defined in Section 3.17.

“Biosearch Manufacturing” means Biosearch Manufacturing Srl., an Italian limited liability company.

“Bona Fide Transaction” means an arms-length disposition transaction to a bona fide third party that is not an Affiliate of more than two of the Buyer’s Original Affiliates.

“Budget” means the Buyer’s budget for securing Market Approval from the FDA in the U.S. for the Product in cSSS1 in adults (including the Upfront Consideration) that is established in good faith by the Buyer, an initial draft of which has been delivered to the Seller prior to the Execution Date in the form attached hereto as Exhibit 5.7, as such budget may from time to time be amended or modified by the Buyer in accordance with and subject to the provisions of Section 5.7.

“Business Day” means any weekend other than a weekend on which banks in New York City are authorized or required to be closed.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Person” is defined in Section 10.1.1.

“Buyer’s Original Affiliates” is defined in the definition of Affiliates.

“Buyout Period” is defined in Section 2.5.2.

“CERCLA” is defined in Section 3.11.2.

“Change of Control,” with respect to the Buyer, means an event in which: (A) any other Person or group of Persons acting in concert (other than a Parent Entity of the Buyer or Buyer’s

Original Affiliates) acquires beneficial ownership of securities of the Buyer representing more than 50% of the voting power of the then outstanding securities of the Buyer with respect to the election of directors of the Buyer; (B) the Buyer enters into a merger, consolidation, scheme of arrangement or similar transaction with another Person, unless (i) the members of the Board of Directors of the Buyer immediately prior to such transaction constitute more than 50% of the members of the Board of Directors of the Buyer (or a Parent Entity of the Buyer) immediately following such transaction, and (ii) the Persons who beneficially owned the outstanding voting securities of the Buyer immediately prior to such transaction beneficially own securities of the Buyer representing at least 50% of the voting power with respect to the election of directors of the Buyer immediately following such transaction, or a Parent Entity of the Buyer beneficially owns securities of the Buyer representing 100% of the voting power with respect to the election of directors of the Buyer immediately following such transaction; or (C) the Buyer sells to any Person(s), in one or more related transactions, a majority of the property and assets of the Buyer. For purposes of this definition, a “Parent Entity” of the Buyer means any Person that acquires directly or indirectly, by merger or otherwise, the capital stock of the Buyer if the holders of securities that represented 100% of the voting power with respect to the election of directors (“Voting Stock”) of the Buyer immediately prior to such acquisition directly own 100% of the Voting Stock of the Parent Entity immediately after such acquisition and in the exact same percentages as they owned Voting Stock in the Buyer immediately prior to such acquisition.

“Closing” is defined in Section 2.3.

“Closing Date” means December 18, 2009, or such later date on which Closing actually occurs as the parties mutually agree in writing in accordance with Section 2.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable” is defined in Section 6.9.

“Company” is defined in the Recitals of this Agreement.

“Company Acquisition Date” means September 14, 2005 (the date that the Company was acquired by the Seller).

“Company Contracts” is defined in Section 3.8.1.

“Company Patents” is defined in Section 3.6.1.

“Company Trademarks” is defined in Section 3.6.2.

“Confidential Information” is defined in Section 6.10.1.

“Confidentiality Agreements” is defined in Section 6.10.2.

“Consent” means any approval, consent, ratification, waiver, license, permit or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Shares, and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“cSSSI” means any indication for the treatment of complicated skin and skin structure infections.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Disclosing Party” is defined in Section 6.10.1.

“Disclosure Schedule” is defined in Section 3.

“Encumbrance” means any change, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligations is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any applicable Federal, state or local Legal Requirements, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including without limitation, the following statutes and all regulations promulgated thereunder. CERCLA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the

Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; any state or local statute or similar effect; and any Laws relating to protection of the environment which regulate the management or disposal of biological agents or substances including medical or infectious wastes.

“Excluded Assets” means (i) all interest in, and assets held by, the Italian branch of the Company, (ii) all direct or indirect equity or other interests in Biosearch Manufacturing and Vicuron Pharmaceuticals Italy, (iii) the assets related to the Anidulafungin franchise, including the assets set forth on Exhibit 1(a) attached hereto, (iv) the manufacturing plant and real estate assets of the Company including real estate relating to Vicuron Pharmaceuticals Italy, Biosearch Manufacturing, the Pisticci Plant, and the Geranzano Research Center and any other assets not directly relating to the Product or the Residual Assets For the avoidance of doubt the Excluded Assets shall not include the Included Assets

“Excluded Liabilities” means all Liabilities relating directly or indirectly to the Excluded Assets (including any environmental liabilities arising out of any Environmental Laws and any foreign equivalents thereof) or Hazardous Materials (including those treated as such under foreign equivalents of Environmental Laws) relating to Vicuron Pharmaceuticals Italy, Biosearch Manufacturing, the Pisticci Plant or the Geranzano Research Center, and those Liabilities set forth on Exhibit 1(b).

“Execution Date” is defined in the Preamble.

“FDA” means the U.S. Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof.

“FDA Confirmatory Milestone” means an FDA Response which specifically confirms or indicates from Type Meeting or other Formal FDA Meeting that Marketing Approval in the U.S. for the Product in cSSSI in adults shall require evidence from Study 8 and/or Study 9 only or no more than one additional successful Phase III Trial (appropriately powered and designed in addition to Study 8 and Study 9).

“FDA Milestone Period” is defined in Section 2.6.1.

“FDA Response” means the FDA’s final written minutes of Formal FDA Meeting Special Protocol Assessment Letter, or any other written correspondence from the FDA following Formal FDA Meeting that addresses the number and type of additional successful Phase III Trials required to receive Marketing Approval in the U.S. for the Product in cSSSI in adults.

“FDACM Notice” is defined in Section 2.6.1.

“FDCA” is defined in Section 3.7.1.

“Final Termination Date” is defined in Section 9.1(b).

“First Commercial Sale” means, with respect to the Product, the first commercial sale of the Product (i) in the United States after Marketing Approval has been granted for the Product in cSSSI in adults in the United States or (ii) in any of the United Kingdom, Germany, Italy, Spain, or France after (a) Marketing Approval has been granted by the European Medicines Agency or (b) Marketing Approval has been granted by Regulatory Authority in any three of the following five countries: United Kingdom, Germany, Italy, Spain, and France in each of (a) and (b), for the Product in cSSSI in adults in the applicable foregoing country.

“First Commercial Sale Date” is defined in Section 2.5.1

“Formal FDA Meeting” means Type A, Type B or Type C meeting as described in the FDA Guidance for Industry, “Formal Meetings Between the FDA and Sponsors or Applicants” (Revision 1, May 2009) at which the number and type of additional successful Phase III Trials required to receive Marketing Approval in the U.S. for the Product in cSSSI in adults is discussed.

“Fundamental Representations and Warranties” is defined in Section 10.1.2.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Geranzano Research Center” means the research center located in Via Lepetit 34, 21040 Gerenzano VA, Italy.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authorization” means any Consent issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Authority” means any United States federal, state or local or any foreign government or political subdivision thereof, or any multinational organization or authority or any authority agency or commission, in each case, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power any court or tribunal (or any department bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (c) any Liability as general partner of partnership or as venturer in joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Materials” means (a) any chemicals materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” as defined in any applicable Environmental Law or (b) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous toxic or harmful to human health safety or the environment under any Environmental Law.

“Included Assets” means those assets of the Company relating directly to the Product including those assets described on Exhibit 1(c) attached hereto For the avoidance of doubt, the Included Assets shall not include the Excluded Assets.

“Included Liabilities” means all Liabilities set forth on Exhibit 1(d) and all other Liabilities relating directly to the Included Assets other than (i) any Liabilities arising out of breach of or inaccuracy in any of Sellers representations and warranties in Sections 3 and 4 of this Agreement or in any Ancillary Agreement and (ii) all Excluded Liabilities for which the Seller has agreed to indemnify the Buyer under Section 10.1.1(d). For the avoidance of doubt, the Included Liabilities shall not include the Excluded Liabilities.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 10.1 or 10.2, as applicable.

“Indemnifying Party” means, with respect to any Indemnity Claim, the Buyer or the Seller under Section 10.1 or 10.2, as applicable, against whom such claim is asserted.

“Indemnity Cap” is defined in Section 10.1.2(a).

“Indemnity Claim” means claim for indemnity under Section 10.1 or 10.2, as applicable.

“Inventory Transfer Agreement” means that certain Inventory Transfer Agreement by and among Pfizer Overseas LLC and the Buyer, to be executed on or before the Closing Date, the form of which is attached hereto as Exhibit 1(e).

“Knowledge” is defined in the definition of Seller’s Knowledge.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, act, regulation resolution or promulgation, or any Government Order, or any license franchise permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued whether liquidated or unliquidated whether incurred or consequential whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licensed Patents” is defined in Section 3.6.1.

“Lincosamide Asset” means the Patents identified on Schedule 1(a) and all know-how, data and other intellectual property owned by the Company as of the Execution Date that relate directly to the compounds described and disclosed in such Patents.

“Losses” is defined in Section 10.1.1.

“Market” means any regulatory jurisdiction for which the Company obtains Marketing Approval for the Product, other than Japan, including, at such time the Company obtains Marketing Approval for the Product in such countries the United States and all current and future member countries of the European Union.

“Marketing Approval” means, with respect to the Product in any regulatory jurisdiction and for any indication, the approval of all Regulatory Authorities required to authorize the marketing of the Product in such jurisdiction for such indication.

“Material Adverse Effect” means, with respect to any Person, any development in, change in, or effect on, the business operations, assets, condition or prospects (financial or otherwise) of such Person which, when considered either individually or in the aggregate, together with all other adverse developments, changes, or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the business, operations, assets (including in the case of the Company the Product) condition or prospects financial or otherwise of such Person taken as whole.

“Milestone Buyout” is defined in Section 2.5.2.

“Milestone Payment” is defined in Section 2.2.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Persons business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency standard employment and payroll policies and past practice with respect to management of working capital and interactions with Regulatory Authorities) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents instruments or agreements relating to the organization or governance of such Person in each case as amended or supplemented.

“Owned Patents” is defined in Section 3.6.1.

“Parent Entity” is defined in the definition of Change of Control.

“Patents” means all patents and applications in any country or region (including PCT filings and provisional applications), together with any and all patents that have issued or in the future issue therefrom, including any and all divisional continuations, continuations-in-part, re-examination certificates, substitutions, registrations, confirmations, extensions, supplementary protection certificates, confirmation patents, patents of additions, certificates of invention, utility model and design patents, renewals, reissues of or relating to any of the aforesaid patents and/or patent applications, as applicable.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’, and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have Material Adverse Effect on the Person subject to such liens, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any real property which are not violated in any material respect by the current use and operation of the real property, (d) deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the real property in any material respect, and (f) restrictions on the transfer of securities arising under federal and state securities Legal Requirements.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Phase III Trial” means pivotal clinical study designed to establish the safety and effectiveness of drug product for its proposed intended use and which if it successfully meets the protocol defined end-points and applicable statistical criteria, is intended to be submitted to Regulatory Authorities in Market as part of an application for Marketing Approval.

“PHSA” is defined in Section 3.7.1.

“Pisticci Plant” means the manufacturing site located in Via Pomarico 75015 Pisticci Scalo (MT) Italy.

“Pleuromutilin Asset” means all know-how, data, and other intellectual property owned by the Company as of the Execution Date that relates directly to compounds of the polycyclic formula represented by the chemical structure set forth on Exhibit 1(f).

“Post-Closing Tax Period” means any Tax period other than Pre-Closing Tax Period.

“Pre-Closing Tax Period” is defined in Section 11.1.

“Product Transfer” is defined in Section 2.5.3.

“Product” means all pharmaceutical formulations and dosage forms of dalbavancin or any salt prodrug, hydrate, solvate, metabolite, or polymorph form of dalbavancin.

“Promissory Note” is defined in Section 2.5.1.

“Purchase Price” is defined in Section 2.2.

“Qualified Successor” is defined in Section 2.5.3.

“RaQualia” means RaQualia Pharma Inc.

“RaQualia Agreement” means that certain Dalbavanein Marketing Rights Agreement by and between Pfizer Inc and RaQualia Pharma, Inc. dated as of June 30, 2008 as amended.

“RaQualia Assignment Agreement” means that certain agreement by and among the Seller and the Buyer, to be executed on or before the Closing Date, the form of which is attached hereto as Exhibit 1(g).

“Receiving Party” is defined in Section 6.10.1.

“Regulatory Authorities” means the FDA and comparable regulatory or Governmental Authorities in any Market in the world.

“Representative” means with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel accountants and financial advisors.

“Residual Assets” means the Lincosamide Asset and the Pleuromutilin Asset.

“Reverse TSA Assignment Agreement” means that certain Assignment Agreement by and between Pfizer Overseas LLC and the Buyer, to be executed on or before the Closing Date, the form of which is attached hereto as Exhibit 1(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller Documentation” is defined in Section 6.3.

“Seller Indemnified Person” is defined in Section 10.2.1.

“Sellers Dispute Notice” is defined in Section 2.6.5.

“Seller’s Knowledge” or “Knowledge” means the actual knowledge of the individuals listed on Exhibit 1(i) attached hereto which list includes such individuals’ titles and operating responsibilities with respect to the Company or other relationship to the Company through which such individuals would have acquired such actual knowledge.

“Seller Payment” is defined in Section 2.6.1.

“Shares” is defined in the Recitals to this Agreement.

“Special Indemnity Cap” is defined in Section 10 1.2(c).

“Special Protocol Assessment” means an FDA review of, and written agreement with, a study sponsor regarding the proposed clinical protocols for one or more Phase III Trials whose data will form the primary basis for an efficacy claim for drug product as further described in the FDA Guidance for Industry, Special Protocol Assessments (May 2002).

“Special Protocol Assessment Letter” means written correspondence from the FDA to study sponsor documenting the outcome of Special Protocol Assessment.

“Stockholders And Subscription Agreement” means that certain Stockholders And Subscription Agreement to be executed on or before the Closing Date, by and among the Buyer and the investors party thereto. Neither the Company nor the Seller are parties to the Stockholders And Subscription Agreement, have the right to rely thereon or are third-party beneficiaries thereof.

“Straddle Period” is defined in Section 11.2.

“Study 8” means the Phase III Trial for the Product known as VER001-8.

“Study 9” means the Phase III Trial for the Product known as VER001-9.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, ,excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum estimated or other tax of any kind or any charge of any kind in the nature of (or similar) to taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any Liability for the payment of any amounts of the type described in clause (a) of this definition as result of being member of an affiliated, consolidated, combined or unitary group for any period as result of any tax sharing or tax allocation agreement, arrangement or understanding, or as result of being liable for another Person’s taxes as transferee or successor by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Termination Date” is defined in Section 9.1.

“Third Party Claim” is defined in Section 10.4.1.

“Third Party Confidential Information” is defined in Section 6.10.3.

“Threshold Amount” is defined in Section 10.1.2(a).

“Total Project Cost” means the good faith estimate of the Buyer’s Board of Directors of the total cost (including the Upfront Consideration) required to secure Marketing Approval from the FDA in the U.S for the Product in cSSSI in adults, taking into account all information available to the Buyer, including (i) the FDA Response, (ii) Buyer’s correspondence and filings with the FDA after the Closing Date, (iii) any correspondence and filings with the FDA included in the Seller Documentation furnished to the Buyer pursuant to Section 6.3 of this Agreement, and (iv) any correspondence and filings with the FDA furnished to Buyer pursuant to the Transition Services Agreement.

“Transition Services Agreement” means the transition services agreement to be executed on or before the Closing Date between the Buyer and the Seller relating to (a) the transfer of certain Seller Documentation and other records, technology and materials relating to the Included Assets, and (b) certain consulting services, the form of which is attached hereto as Exhibit 1(j).

“Treasury Regulations” means the regulations promulgated under the Code.

“Type A Meeting” means meeting between study sponsor and the FDA to discuss an otherwise stalled product development program, as described in the FDA Guidance for Industry, “Formal Meetings Between the FDA and Sponsors or Applicants” (Revision 1, May 2009).

“Upfront Consideration” is defined in Section 2.2.

“Vicuron Pharmaceuticals Italy” means Vicuron Pharmaceuticals Italy, Srl.

Except as otherwise explicitly specified in this Agreement to the contrary, (a) references to Section Article Exhibit or Schedule means Section or Article of or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word including shall be construed as “including without limitation,” (c) references to a particular statute or regulation shall be construed to include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form shall include the plural and singular form, respectively, and (e) references to particular Person shall include such Persons successors and assigns to the extent not prohibited by this Agreement.

2. PURCHASE AND SALE OF SHARES.

2.1. Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, the Seller shall sell transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, the Shares, including all of the Sellers right, title and interest in and to all of the Shares.

2.2. Purchase Price. The aggregate consideration for the Shares shall be (a) Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000) paid to the Seller by the Buyer (the “Upfront Consideration”), plus subject to and in accordance with the terms of this Agreement (including Section 2.5.2), the Seller’s contingent right to receive final payment of Twenty Five Million Dollars ($25,000,000) (the “Milestone Payment”) from the Buyer, as more particularly set forth in Section 2.5 (collectively, the “Purchase Price”).

2.3. The Closing. The purchase and sale of the Shares (the “Closing”) shall take place at the offices of Ropes Gray LLP at 1211 Avenue of the Americas, New York, New York or at such other place as the Buyer and Seller may mutually agree in writing on the Closing Date. If on or prior to December 18, 2009 the conditions set forth in Sections 7 and 8 and have not been satisfied or waived in writing by the Buyer or the Seller, as applicable, subject to any rights of termination as set forth in Section 9, the Closing shall take place on such other date, not later than the fifth Business Day following the satisfaction of such conditions, as the Buyer and the Seller may mutually agree in writing. Except as otherwise provided in Section 9, the failure to consummate the purchase and sale of the Shares provided for in this Agreement on the date and time and at the place specified herein shall not relieve any party to this Agreement of any obligations under this Agreement.

2.4. Closing Deliveries. The parties hereto shall take the actions set forth in this Section 2.4 at the Closing, in each case, subject to satisfaction or written waiver of the conditions set forth in Sections 7 and 8.

2.4.1. The Buyer shall deliver to the Seller the Upfront Consideration (by wire transfer of immediately available federal funds to the account furnished to the Buyer by the Seller) against delivery to the Buyer of certificates evidencing the Shares duly endorsed (or accompanied by duly executed stock transfer powers). The Seller shall furnish its account information to the Buyer in writing not fewer than [**] Business Days prior to the scheduled Closing Date.

2.4.2. The parties hereto will execute and deliver the Ancillary Agreements.

2.4.3. The Buyer shall pay to Pfizer Overseas LLC the “Purchase Price” under the Inventory Transfer Agreement, as such term is defined in the Inventory Transfer Agreement.

2.5. Milestone Payment.

2.5.1. Subject to Section 2.5.2, within [**] Business Days after the occurrence of the First Commercial Sale of the Product (the “First Commercial Sale Date”), Buyer shall pay to Seller (by wire transfer of immediately available federal funds to the account furnished by the Seller), without demand or offset, the Milestone Payment; provided, however, that the Buyer may, in its sole discretion, elect to defer payment of all or portion of the Milestone Payment for period of up to five years from the First Commercial Sale Date upon written notice thereof to the Seller and the execution and delivery to the Seller, within such [**] Business Day period, of promissory note in favor of the Seller in the form attached hereto as Exhibit 2.5.1 in the principal amount of the Milestone Payment being so deferred (the “Promissory Note”).

2.5.2. The Buyer shall have the option, in the Buyer’s sole discretion, exercisable at any time by the Buyer commencing on the Closing Date and expiring on the earlier of (i) [**] days prior to the date on which [**] for the Product, and (ii) [**] months following the [**] for the Product (the “Buyout Period”) to make one-time payment to the Seller in the amount of $20,000,000 in cash in lieu of, and in full satisfaction of, its obligation to pay the Milestone Payment (the “Milestone Buyout”). In any case, Buyer shall, promptly after becoming aware thereof, notify Seller in writing of the date that the events described in clauses (i) and (ii) of this Section 2.5.2 occur. Upon exercise of the Milestone Buyout, in the Buyer’s sole election in accordance with the provisions of this Section 2.5.2, and payment in full in cash of the Milestone Buyout to the Seller, the Buyer’s obligations to make the Milestone Payment under Section 2.5.1 shall automatically terminate and shall no longer be deemed due or payable by the Buyer.

2.5.3. Subject to Section 12.2, if, after the Closing, and if any portion of the Purchase Price remains unpaid, and the Buyer or any of its permitted successors or assigns (a) effects Change of Control, or (b) sells, exclusively licenses, or otherwise transfers, or causes the Company to sell, exclusively license or otherwise transfer, all or substantially all of its or the Company’s rights, title and interest in and to the Product (a “Product Transfer”), such transaction shall be made only with Qualified Successor, except that such transaction may be made with Person that is not Qualified Successor with the Seller’s prior written consent; provided, however, that if the Buyer or any of its permitted successors or assigns requests and receives such consent from the Seller, the per annum interest rate on the Promissory Note shall automatically increase to fourteen percent (14%). If permitted Change of Control or other permitted Product Transfer occurs pursuant to the foregoing sentence, the permitted acquirer or successor shall unconditionally assume all of the Buyer’s obligations under this Agreement, including the obligations set forth in Section 2.5, Section 6.8, and Section 6.9. As used in this Section, a “Qualified Successor” means Person having:

(a) market capitalization in excess of $[**] (or in the case of privately held company, valuation of its total outstanding equity securities based on its most recently completed arms-length equity financing or an independent valuation of its equity pursuant to Rule 409A under the Internal Revenue Code, in excess of $[**]; and

(b) a tangible net worth in excess of $[**]; and

(c) a debt to equity ratio of no more than [**].

2.6. FDA Confirmatory Milestone.

2.6.1. Subject to the terms of Section 2.6.5, the Seller shall promptly, and in no event later than [**] days, after the date on which the Buyer provides the Seller with the FDACM Notice (as defined below), make one-time payment to the Buyer in the amount of Six Million Dollars ($6,000,000) (the “Seller Payment”), without demand or offset, if, between the Closing Date and the date that is [**] days after the Closing Date (as such period may be extended pursuant to Section 2.6.3, the “FDA Milestone Period”), following Type Meeting to discuss Special Protocol Assessment or any other Formal FDA Meeting, the Buyer provides written notice to the Seller (the “FDACM Notice”) certifying that (i) the Buyer did not receive an FDA Response that meets the FDA Confirmatory Milestone, and (ii) the Buyer has reasonably and in good faith determined that, as direct result of the FDA Response failing to meet the FDA Confirmatory Milestone, the Total Project Cost will exceed:

(a) the total project expenses set forth in the Budget, and, as result, the Buyer has determined, in its sole discretion, that it would no longer be Commercially Reasonable to continue the Buyer’s efforts to seek to develop and commercialize the Product and the Buyer’s Board of Directors has resolved to terminate the business operations relating to the Product and to liquidate or otherwise wind down the business and operations of the Buyer; provided, however, that the Seller Payment shall not be payable by the Seller in the event such liquidation or winding down is effected by means of disposition of any of Buyer’s business, assets (including the Product) or Company shares in transaction that is not Bona Fide Transaction; or

(b) $[**].

2.6.2. (a) Subject to Section 12.11.2(d), any past due amount of the Seller Payment payable by the Seller to the Buyer under Section 2.6.1, and (b) any past due amount of the Milestone Payment not evidenced by the Promissory Note executed and delivered by Buyer pursuant to Section 2.5.1, shall, in each such case, bear interest (compounded annually) at per annum rate of [**]% (calculated on the basis of 360-day year) from and after the date such Seller Payment or Milestone Payment, as the case may be, was due until such amount is paid in full.

2.6.3. Notwithstanding anything in Section 2.6.1, or elsewhere in this Agreement, to the contrary, the FDA Milestone Period may be extended by the Buyer as set forth in Section 2.6.4, in the Buyer’s sole discretion, upon written notice to the Seller if one or both of the following occurs:

(a) the Buyer has taken all Commercially Reasonable actions to receive an FDA Response during the FDA Milestone Period, but Buyer has not received the FDA Response within the FDA Milestone Period through no delay or other fault of Buyer, and/or

(b) the Seller breaches its obligations under Section 1 of the Transition Services Agreement and such breach causes the Buyer to not receive an FDA Response within the FDA Milestone Period.

2.6.4. In the event of one or more delays described in Section 2.6.3, the term “FDA Milestone Period” shall thereafter mean the period between (1) the Closing Date and (2) the date that occurs the following number of days after the Closing Date:

(a) For delay described in Section 2.6.3(a), 270 days plus the total number of days between (and including) the following two dates:

(i) the date that is 270 days after the Closing Date, and

(ii) the earlier of (x) 14 days after the date that the Buyer has received the FDA Response, and (y) the date that is 365 days after the Closing Date.

(b) For delay described in Section 2.6.3(b), 270 days plus the total number of days between (and including) the following two dates:

(i) the date on which Seller breaches an obligation under Section 1 of the Transition Services Agreement that causes the Buyer to not receive an FDA Response within the FDA Milestone Period, and

(ii) the date on which such breach is cured in accordance with the Transition Services Agreement.

(c) For delays under both Section 2.6.3(a) and Section 2.6.3(b), 270 days plus the greater of the number of days that would be added to the FDA Milestone Period under Section 2.6.4(a) or Section 2.6.4(b).

2.6.5. In the event the Seller elects to contest the Buyer’s FDACM Notice certification described in Section 2.6.1(ii)(b), the Seller shall so notify the Buyer in writing within [**] days after Seller’s receipt of the FDACM Notice specifying in reasonable detail the basis for Seller’s contest (“Sellers Dispute Notice”), whereupon the dispute shall be resolved pursuant to and in accordance with the dispute resolution procedures set forth in Section 12.11.

3. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY BY THE SELLER.

Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one Section of the disclosure schedule shall be deemed to apply to each other Section or subsection of the disclosure schedule and of this Section 3 to which its relevance is readily apparent on its face) delivered on or prior to the Execution Date and attached hereto as Schedule 3 (the “Disclosure Schedule”), the Seller represents and warrants to the Buyer as follows; provided, however, notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, the Seller makes no representation or warranty of any nature whatsoever with respect to the Residual Assets, express or implied, directly or indirectly, other than the representations and warranties of the Seller set forth in Section 3.21, and any representations and warranties of the Seller in this Section 3 with respect to the Company or its business, assets, products, properties, conditions, prospects, operations, activities, obligations or liabilities shall not in any way cover, refer to or be affected by the Residual Assets:

3.1. Organization, Qualification; Subsidiaries. The Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to conduct its business as now being conducted, to own and use the properties, assets and products (including the Product) that it purports to own or use and to perform all of its obligations under this Agreement, the Ancillary Agreements and the Company Contracts; and (b) is duly qualified to do business as foreign corporation and in good standing in each jurisdiction where such qualification is required to own or use its property and products (including the Product) or otherwise conduct its business, except where the failure to so qualify has not had, and is not reasonably likely to have, Material Adverse

Effect on the Company. The Company has delivered to the Buyer true, correct and complete copies of the Company’s Organizational Documents. The Company’s Organizational Documents so made available are in full force and, effect and since being made so available to Buyer, have not been amended or modified. As of the Closing Date, the Company shall have no direct or indirect subsidiaries.

3.2. Capital Structure. The entire authorized capital stock of the Company consists of 1,000 Shares of common stock, par value $0.01 per share, of which 1,000 Shares are issued and outstanding and no Shares are held in treasury. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable, and are owned beneficially and of record by the Seller, free and clear of any Encumbrance, and were not issued in violation of any preemptive rights or similar rights of any stockholder or in violation of any Contractual Obligation, Securities Act requirement, or any Legal Requirement. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contractual Obligations or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not party to any Contractual Obligation to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.3. Power and Authorization. The consummation of the Contemplated Transactions is within the power and authority of the Company.

3.4. Noncontravention. The consummation of the Contemplated Transactions will not directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or violate or give any Governmental Authority, Regulatory Authority or other Person the legal right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any provision of any Contractual Obligation, Company Contract, Legal Requirement or Government Order applicable to the Company or any of the assets or products (including the Product) owned or used by the Company, (b) contravene, conflict with or result in breach or violation of, or default under or give any Person the right to declare default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Contract, (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Company Contract, (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any asset of the Company, (e) contravene, conflict with, or result in breach or violation of, or default under, the Company’s Organizational Documents or any resolution adopted by the board of directors, committee of the board of directors or stockholders of the Company, except, in the cases of clauses (a) through (d) above, as would not, either individually or in the aggregate, be reasonably likely to have Material Adverse Effect on the Company. Except as set forth in Section 3.4 of the Disclosure Schedule, the Seller is not and the Company is not, and will not be required to give any notice to, or obtain any Consent from any Governmental Authority or other Person in connection with the consummation or performance of any of the Contemplated Transactions or any Contractual Obligations.

3.5. Litigation.

3.5.1. There is no Action pending or, to the Seller’s Knowledge, threatened against or affecting the Company, or, to the Seller’s Knowledge, investigation by any Governmental Authority or Regulatory Authority involving, the Company or that otherwise relates to, or may affect the business of, or any of the assets or products (including the Product) owned or used by, the Company; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, consummation of or performance under any of the Contemplated Transactions or any of the Contractual Obligations. The Actions listed in Section 3.5 of the Disclosure Schedule shall not have Material Adverse Effect on the business, operations, assets, condition, or prospects of the Company.

3.5.2. There is no Government Order outstanding against the Company or to which the Company, or any of the assets or products (including the Product) owned or used by the Company, is subject. The Company is, and at all times since the Company Acquisition Date has been, in full compliance with all of the terms and requirements of each Government Order to which it, or any of the assets or products (including the Product) owned or used by it, is or has been subject. The Seller has no Knowledge that any event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) violation of, or failure to comply with, any term or requirement of any Government Order to which the Company, or any of the assets or products (including the Product) owned or used by the Company, is subject. The Company has, to the Seller’s Knowledge, not received at any time since the Company Acquisition Date any notice or other written communication from any Governmental Authority, Regulatory Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Government Order to which the Company, or any of the assets or products (including the Product) owned or used by the Company, is or has been subject, except, in the cases of the second sentence in this Section 3.5.2 above, for any actual or alleged non-compliance or violation that would not, either individually or in the aggregate, be reasonably likely to have Material Adverse Effect on the Company.

3.6. Intellectual Property.

3.6.1. Company Patents. Section 3.6.1 of the Disclosure Schedule lists all of the Patents owned solely by the Company or which the Company has any ownership rights, and/or has exclusively licensed, as of the Execution Date (excluding any Patents pertaining solely to the Excluded Assets), setting forth in each case the jurisdictions in which the Patents have been issued, and patent applications have been filed and identifying which Patents are owned by the Company (“Owned Patents”) and which are licensed to the Company, (“Licensed Patents”) (collectively, the “Company Patents”). The Company is the sole owner of all right, title and interest in and to the Owned Patents, free and clear of any Contractual Obligation, mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, lease, sublease, option or charge of any kind, limitations on transfer or any subordination arrangement in favor of third party. The Company has the right to use the Licensed Patents in accordance with the terms of the applicable license and such license is in full force and effect and unmodified from the versions, if any, last provided to the Buyer prior to the Execution Date, and the Company is not in breach or default thereunder, except as would not, either individually or in the aggregate, have Material Adverse Effect on the Company.

3.6.2. Company Trademarks. Section 3.6.2 of the Disclosure Schedule lists all of the trademarks that have been registered, and trademark applications that have been filed, and registered trademark rights (or trademark rights for which applications for registration have been filed) owned solely by the Company as of the Execution Date (excluding any trademarks, trademark applications and other trademark rights pertaining solely to the Excluded Assets), setting forth in each case the owner thereof and the jurisdictions in which each of such trademarks have been registered and trademark applications have been filed (collectively, the “Company Trademarks”). The Company owns or has adequate rights to use the Company Trademarks.

3.6.3. Enforceability. Except as set forth in Section 3.6.3 of the Disclosure Schedule, since the Company Acquisition Date, to the Seller’s Knowledge, neither the Seller nor the Company has entered into any Contractual Obligations with any Person not to assert any charge of infringement of the Company Patents or Company Trademarks against such Person.

3.6.4. No Infringement; No Challenge. Except as set forth in Section 3.6.4 of the Disclosure Schedule, since the Company Acquisition Date, to the Seller’s Knowledge, neither the Seller nor the Company has received written notice or any written “offer to license” from any Person claiming an ownership interest in the Company Patents or the Company Trademarks, nor has the Seller or the Company received any written notice asserting that the Seller or the Company infringes or misappropriates any intellectual property of any Person or constitutes unfair competition or trade practices under any Contractual Obligation or the applicable Legal Requirements of any jurisdiction Except as provided in Section 3.6.4 of the Disclosure Schedule, there is no pending or, to the Seller’s Knowledge, threatened claims (including interferences, oppositions and similar Actions) challenging the validity of the Company Patents. Except as set forth in Section 3.6.4 of the Disclosure Schedule, no Person has contested or asserted in writing to the Company that the Company Patents are not valid or enforceable.

3.6.5. No Infringement by Third Parties. To the Seller’s Knowledge, no Person is infringing or misappropriating the Company Patents or the Company Trademarks.

3.7. Regulatory Compliance. Except as set forth in Section 3.7 of the Disclosure Schedule:

3.7.1. FDCA. The Company is, and has been since the Company Acquisition Date, in compliance in all material respects with the applicable provisions of the Federal Food and Drug and Cosmetic Act (“FDCA”), as amended, and the applicable rules, regulations, and requirements adopted by the FDA thereunder, including those relating to establishment registration, registration of clinical trials, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, labeling, and recordkeeping and filing of reports. To the Seller’s Knowledge, there are no pending, completed, or threatened actions against the Company relating to any of the foregoing (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation), except for regular inspections in the Ordinary Course of Business. The Company has conducted all clinical trials that took place after the Company Acquisition Date substantially in accordance with good clinical practices and all applicable Legal Requirements, Governmental Orders, Regulatory Authorities and the stated protocols for such clinical trials and all Contractual Obligations, except as would not, either individually or in the aggregate, have Material Adverse Effect on the Company. The Company is in compliance with all applicable adverse event reporting requirements pertaining to the clinical trials that took place after the Company Acquisition Date in the United States and outside of the United States under applicable Legal Requirements, Governmental Orders, Governmental Authority, Regulatory Authorities and with all applicable Contractual Obligations, except as would not, either individually or in the aggregate, have Material Adverse Effect on the Company. The Company is not debarred under the Generic Drug Enforcement Act of 1992 or otherwise excluded from, or restricted in any manner from, participation in any government program related to pharmaceutical products and, to the Seller’s Knowledge, does not employ or use the services of any individual who is debarred or otherwise excluded or restricted.

3.7.2. Regulatory Filings. The Company has made available to the Buyer (A) true and correct copies of U.S. new drug application number [**] and the U.S. investigational new drug application number [**], in each case, with respect to the Product, and has provided the Buyer with all material data and records associated with such applications, (B) true and correct copies of the application number [**] for community marketing authorization for the Product in Europe dated [**], and (C) all material correspondence to and from the FDA and other Governmental Authorities pertaining to the Product.

3.7.3. Notices. Neither the Company nor any Subsidiary has received any notice or other communication, whether written or non-written, from the FDA or any other Regulatory Authority, which: (i) enjoins production at any facility of the Company or any of its Subsidiaries; (ii) imposes clinical hold on any clinical investigation by the Company or any of its Subsidiaries; (iii) enters or proposes to enter into U.S consent decree of permanent injunction with the Company or any of its Subsidiaries; or (iv) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would have Material Adverse Effect on the Company.

3.7.4. Violations; Costs. To the Seller’s Knowledge, the Company has not received, at any time since the Company Acquisition Date, any written notice or other communications (other than notices or communications concerning routine or periodic inspections or reviews) from any Governmental Authority, Regulatory Authority or any other Person regarding (i) any actual or alleged, violation of, or failure to comply with, any Legal Requirement, or (ii) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the costs of, any remedial action with respect to any such violation or failure.

3.8. Company Contracts.

3.8.1. Contractual Obligations of the Company.

(a) A true, correct and complete list of all material Contractual Obligations of the Company relating to the Included Assets and the Included Liabilities, including any amendments thereto (the “Company Contracts”), is set forth in

Section 3.8.1 of the Disclosure Schedule. The Seller has delivered or made available to the Buyer, a true, correct and complete copy of each such Company Contract that exists as of the Execution Date.

(b) Each Company Contract is legally binding arrangement of the Company and is in full force and effect. Except as would not, either individually or in the aggregate, be reasonably likely to have Material Adverse Effect on the Company, or as otherwise set forth in Section 3.8.1 of the Disclosure Schedule, the Company is not in breach or default under any Company Contract. To the Seller’s Knowledge, except as would not, either individually or in the aggregate, be reasonably likely to have Material Adverse Effect on the Company, or as otherwise set forth in Section 3.8 of the Disclosure Schedule, no other party to Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the Seller’s Knowledge, since the Company Acquisition Date, the Company has not received any written notice (a) that it has breached or defaulted under any Company Contract, or (b) of the intention of any party to any Company Contract to terminate such Company Contract, nor to the Seller’s Knowledge, has the Company received oral notice of such breach, default or intent to terminate. Effective upon the Closing, except as set forth in Section 3.8.1 of the Disclosure Schedule, neither the Company nor the Buyer shall be party to, or be bound by, any Contractual Obligation relating to, or constituting, the Excluded Assets or the Excluded Liabilities. With the sole exception of the RaQualia Agreement the Company has not entered into any agreement granting to one or more Third Parties license to develop or commercialize the Product.

3.8.2. Other Contractual Obligations. No contracts relevant to the Product, or any aspect thereof, exist by and between the Company and any other counter-party, or the Seller and any counter-party, except as set forth in Section 3.8.2 of the Disclosure Schedule.

3.9. Employees and Consultants. As of the Execution Date, the Company has no employees (including part-time employees and temporary employees), leased employees, independent contractors or consultants. The Company is not party to, or bound by, any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee or director compensation plan or agreement or collective bargaining or other labor Contractual Obligations. No retired employee or director of the Company, or their dependents, is receiving benefits from the Company or scheduled to, or otherwise eligible to, receive such benefits in the future. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on the Company, since the Company Acquisition Date, the Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.10. Real Property. As of the Execution Date, the Company does not own any real property or have any leasehold or other interest in real property (including any occupancy obligations), and is not bound by any lease for real property or occupancy obligation, and does not have any financial obligations to any Person with respect thereto, including the Seller.

3.11. Environmental Matters. Notwithstanding anything else in this Agreement to the contrary, this Section 3.11 shall constitute the sole representations and warranties with respect to environmental matters.

3.11.1. Except as set forth in Section 3.11.1 of the Disclosure Schedule, the Company is not in violation of, and has not been notified in writing by any Governmental Authority or Regulatory Authority at any time since the Company Acquisition Date that it is in violation of, any Environmental Law. Except as set forth in Section 3.11.1 of the Disclosure Schedule, since the Company Acquisition Date, there has been no generation, use, handling, storage or disposal of any Hazardous Materials by the Company in violation of any Environmental Law at any property currently owned or operated by, or premises leased or occupied by, the Company during the period of the Company’s ownership, operation, lease or occupancy which created any requirement pursuant to Environmental Law for the Company to remediate such property.

3.11.2. No property currently or formerly owned or operated by, or premises currently or formerly leased or occupied by, the Company is listed, or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists. The Company has not received written notification of any potential responsibility or Liability of the Company pursuant to the provisions of (a) CERCLA or (b) any similar Federal, state, local, foreign or other Environmental Law.

3.12. No Brokers. The Company has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

3.13. Taxes.

3.13.1. All Tax Returns with respect to the Company and its branches and subsidiaries required to have been filed as of the Closing Date, have been filed, and all such Tax Returns are true, correct and complete. All material Taxes due and payable on or before the Closing Date with respect to the Company and its branches and subsidiaries have been timely paid in full.

3.13.2. The reserve for Taxes on the face of the most recent Company balance sheet (other than any notes thereto) is sufficient for all accrued and unpaid Taxes, whether or not disputed, of the Company as of the Closing Date, and except for the disposition of the Excluded Assets and Excluded Liabilities, and Ordinary Course of Business activities, the Company has not incurred or become subject to any Tax since the date of the most recent Company balance sheet that the Seller has provided to the Buyer.

3.13.3. Neither the Company, nor the Seller, has received any written claim or deficiency for any Tax asserted against the Company which has not been resolved and/or paid in full. Seller has no Knowledge of any pending, current or threatened Actions for the assessment or collection of Taxes with respect to the Company.

3.13.4. Seller has no Knowledge of any liens for Taxes against the Company’s assets or products including the Product other than liens that would constitute Permitted Encumbrance.

3.13.5. The Company has not waived any statute of limitations in respect of Taxes or entered into any agreement extending the period for assessment or collection of any Taxes and on the Closing Date the Company will not be party to any Tax allocation or sharing agreement. The Company is not liable for the Taxes of any other Person as transferee, by Contractual Obligation or otherwise, other than pursuant to Treasury Regulation § 1502-6 or any analogous or similar state, local, or foreign Legal Requirement for the Taxes of the consolidated group of which Seller is the parent.

3.13.6. The Company has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes from employees, shareholders and other Persons.

3.13.7. The Company has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to transaction described in Section 355 of the Code (a) within the three (3)-year period ending as of the Execution Date, or (b) in distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Contemplated Transactions.

3.13.8. Since the Company Acquisition Date the Company has not engaged in “reportable transaction,” as set forth in Treasury Regulation Section l.6011-4(b)(1).

3.13.9. Neither the Company nor the Seller have received any written claim from any Tax authority in any jurisdiction in which the Company does not file Tax Returns, that the Company is, or may be, subject to any Tax by that jurisdiction.

3.13.10. Since the Company Acquisition Date, the Company has not owned any interest in an entity that is characterized as partnership for U.S federal income tax purposes.

3.13.11. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as result of any: (a) installment sale or other open transaction disposition made on or prior to the Closing Date; (b) prepaid amount received on or prior to the Closing Date; (c) written and legally binding agreement with Governmental Authority or Regulatory Authority relating to Taxes; (d) election under Section 108(i) of the Code; or (e) change in method of accounting in any taxable period ending on or before the Closing Date or as result of the Contemplated Transactions.

3.14. Insurance. Neither the Seller nor the Company maintain an insurance policy that applies exclusively to the Company.

3.15. Governmental Authorizations. Except as set forth in Section 15 of the Disclosure Schedule, (i) there are no Governmental Authorizations that are held by, or on behalf of the Company or that otherwise relate to the business of, or to any of the assets owned or used by, the Company, including the Product or the Included Assets, and (ii) there are no other Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business, and to permit the Company to own and use its assets relating to the Product in the manner in which it currently owns and uses such assets. Section 3.15 of the Disclosure Schedule contains true, correct and complete list of all material Governmental Authorizations that are held by, or held on behalf of, the Company or that otherwise relate to the business of, or to any of the assets owned or used by the Company relating to the Product. Each Governmental Authorization listed or required to be listed in Section 3.15 of the Disclosure Schedule is valid and in full force and effect and is not subject to any outstanding late filing fees or penalties. Except as set forth in Section 3.15 of the Disclosure Schedule:

(a) Except as would not, either individually or in the aggregate, be reasonably likely to have Material Adverse Effect, to the Seller’s Knowledge, the Company, at all times since the Company Acquisition Date, has been, in compliance with all of the terms and requirements of each Governmental Authorization (including all authorizations from any Regulatory Authority) identified or required to be identified in Section 3.15 of the Disclosure Schedule; and

(b) the Company has not received at any time since the Company Acquisition Date, any written notice or other communication from any Governmental Authority (including all authorizations from any Regulatory Authority) or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any term or requirement of any Governmental Authorization (including all authorizations from any Regulatory Authority), or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization (including all authorizations from any Regulatory Authority).

3.16. Books and Records. All of the post-Company Acquisition Date corporate books of account, corporate minute books, stock record books, and other corporate records of the Company, true, complete and correct copies of which have been made available to the Buyer, are the only post-Company Acquisition Date corporate books and records of the Company that exist as of the Execution Date. At the Closing, the Company shall cause true, correct and complete originals of all of the pre-Company Acquisition Date and post-Company Acquisition Date books and records to be in the actual, physical possession of the Buyer.

3.17. Asset and Liability Statement. No audited financial statements for the Company have been prepared by the Seller or the Company. The Seller has delivered to the Buyer true, correct and complete listing of all assets and liabilities of the Company dated as of the Execution Date, after giving effect to the disposition of the Excluded Assets and the

Excluded Liabilities (the “Asset and Liability Statement”). To Seller’s Knowledge, the Asset and Liability Statement lists all assets and liabilities of the Company of nature and type that would be required to be disclosed on the face of the Company’s balance sheet by GAAP, after giving effect to the disposition of the Excluded Assets and Excluded Liabilities.

3.18. No Undisclosed Liabilities. Except as set forth on Section 3.18 of the Disclosure Schedule, to the Seller’s Knowledge, the Company has no material liabilities, except for (a) liabilities reflected or reserved against in the Asset and Liability Statement, (b) liabilities constituting Included Liabilities, and (c) current liabilities not exceeding Ten Thousand Dollars ($10,000) in the aggregate incurred in the Ordinary Course of Business since the date of the Asset and Liability Statement.

3.19. Compliance with Legal Requirements. To the Seller’s Knowledge, the Company is not currently in violation of, and has not, since the Company Acquisition Date, been in violation of, any Legal Requirement, the violation of which would reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on the Company.

3.20. Seller’s Knowledge. The individuals listed on Exhibit 1(i) attached hereto are employees of the Seller who have direct operating and legal responsibilities with respect to the Company or the Seller in the principle subject areas covered by the representations and warranties in Section 3 and 4 that are qualified by Seller’s Knowledge.

3.21. Residual Assets. To the Seller’s Knowledge, and except as would not reasonably be expected, either individually or in the aggregate, to have Material Adverse Effect on the Company, (i) the Company owns and has sole and exclusive, good and marketable title to all of the Residual Assets, and (ii) there are no liens, claims, or encumbrances of any kind on any of the Residual Assets. The Company has not, since the Company Acquisition Date, dosed any patients in any clinical trial with any drug candidates in the programs relating to the Residual Assets.

3.22. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 4, NONE OF THE COMPANY, THE SELLER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY OR THE SELLER WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 4, THE SELLER AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE ASSETS, PROPERTIES, BUSINESS OR BUSINESS PROSPECTS OF THE COMPANY, INCLUDING ANY WARRANTY AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NONINFRINGEMENT. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE BUYER IS PURCHASING THE SHARES AND ACQUIRING THE COMPANY ON AN “AS-IS, WHERE-IS” BASIS, IN RELIANCE ON ONLY THOSE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 4.

4. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER BY THE SELLER.

The Seller hereby represents and warrants to the Buyer as follows; provided, however, notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, the Seller makes no representation or warranty of any nature whatsoever with respect to the Residual Assets, express or implied, directly or indirectly, other than the representations and warranties of the Seller set forth in Section 3.21, and any representations and warranties of the Seller in this Section 4 with respect to the Company or the Seller or their respective businesses, assets, products, properties, conditions, prospects, operations, activities, obligations or liabilities shall not in any way cover, refer to or be affected by the Residual Assets:

4.1. Organization. The Seller is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to perform its obligations under this Agreement and the Ancillary Agreements, and (b) is duly qualified to do business as foreign corporation and in good standing in each jurisdiction where such qualification is required to own or use its property or otherwise conduct its business, except where the failure to so qualify has not had, and is not reasonably likely to have, Material Adverse Effect on the Seller.

4.2. Power and Authorization. The execution delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Seller. This Agreement and each Ancillary Agreement to which the Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly authorized by all necessary action on the part of the Seller and duly executed and delivered by the Seller, and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Seller, Enforceable against the Seller in accordance with its terms. The Seller has the full corporate power and authority to own and use its assets and carry on its business as presently conducted.

4.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 4.3, no action by (including any authorization consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party, or (b) the consummation of the Contemplated Transactions by the Seller, except any such action or filing with any Governmental Authority which if not obtained or made would not have Material Adverse Effect on the Seller or adversely affect the ability of the Seller to consummate the Contemplated Transactions.

4.4. Noncontravention. Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by the Seller of this Agreement or any Ancillary Agreement to which the Seller is (or will be) a party, nor the consummation of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with, or violate or give any Governmental Authority, Regulatory Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any provision of any Legal Requirement or Government Order applicable to the Seller or any of the assets (including the Product) owned or used by the Seller, (b) contravene, conflict with or result in breach or violation of, or default under, or give any Person the right to declare default or exercise any remedy under, or to accelerate the maturity or performance of or to cancel, terminate or modify, any Contractual Obligation to which the Seller is party, (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation to which the Seller is party, (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any asset of the Seller, or (e) contravene, conflict with, or result in breach or violation of, or default under, the Seller’s Organizational Documents or any resolution adopted by the board of directors, committee of the board of directors or stockholders of the Seller, except, in the cases of clauses (a) through (d) above, as would not, either individually or in the aggregate, be reasonably likely to have Material Adverse Effect on the Seller.

4.5. Shares. Immediately prior to the Execution Date, the Seller held of record and owned beneficially all of the Shares, and as of the Closing Date, the Seller will hold of record and beneficially all of the Shares, in both instances, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Legal Requirements), Taxes (except Taxes payable by the Seller on the disposition thereof), liens, options, warrants, purchase rights, contracts, commitments, equities, claims, Encumbrances and demands. The Seller is not party to any option, warrant, purchase right, or other Contractual Obligation that could require the Seller to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement and the Contemplated Transactions). No legend or other reference to any purported Encumbrance (other than standard Securities Act of 1933 restricted stock legend) appears upon any certificate representing equity securities of the Company.

4.6. No Brokers. Other than Liabilities which will be borne by the Seller, the Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions, and the Seller agrees to satisfy in full all such Liabilities.

4.7. Indemnification. The Seller has full power (corporate and otherwise) to make representations by, on behalf of and with respect to the Company, and to indemnify the Buyer for any breaches of any representations, warranties or covenants by, on behalf of, and with respect to, the Company and the Seller.

4.8. Other Contractual Obligations. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement, no contracts relevant to the development or commercialization of the Product, or any aspect thereof, exist by and between the Seller and any counter-party, except for those contracts that constitute Excluded Assets or that otherwise relate directly or indirectly to any Excluded Product (as defined in Exhibit 1(a)).

4.9. RaQualia Agreement. The Seller has delivered to the Buyer true, correct and complete copies of the RaQualia Agreement as amended through the Execution Date. The “Other RaQualia Agreements,” as defined in the RaQualia Agreement, are unrelated in all respects to the Company and the Included Assets.

4.10. [**].

4.11. Inventory. As of the Execution Date, subject to de minimis adjustments due to breakage or loss in the ordinary course, (a) the amount of Product contained in clinical drug product inventory lot number [**] located at the [**] facility is [**] vials and the stated expiration date for the Product in such lot is [**]; and (b) the amount of active pharmaceutical ingredient for the Product located in the Seller’s [**] facility (i) in inventory lot number [**] is [**] and the expiration date for such active pharmaceutical ingredient is [**], and (ii) in inventory lot number [**] is [**] and the stated expiration date for such active pharmaceutical ingredient is [**]. The Product and active pharmaceutical ingredient for the Product referenced in subsections (a) and (b) and of this Section 4.11 met the specifications set forth on Schedule 4.11 on the most recent date prior to the Execution Date that such material was tested; provided, however, nothing herein shall be construed to represent or warrant that the clinical drug inventory or active pharmaceutical ingredients referred to herein shall be in sufficient or suitable quality or condition for use by the Company or the Buyer after the Closing Date or that the stated expiration dates will remain valid after the Closing Date.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby represents and warrants to the Seller that:

5.1. Organization. The Buyer is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to perform its obligations under this Agreement and the Ancillary Agreements, and (b) is duly qualified to do business as foreign corporation and in good standing in each jurisdiction where such qualification is required to own or use its property or otherwise conduct its business, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect on the Buyer.

5.2. Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, or, in the case of the Promissory Note if entered into after the Closing, will be) duly executed and delivered by the Buyer, and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, or, in the case of the Promissory Note if entered into after the Closing, will be) a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms. The Buyer has the full corporate power and authority necessary to own and use its assets and carry on its business as presently conducted.

5.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 5.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party, or (b) the consummation of the

Contemplated Transactions by the Buyer, except any filing with any Governmental Authority which if not obtained would not have Material Adverse Effect on the Buyer or adversely affect the ability of the Buyer to consummate the Contemplated Transactions.

5.4. Noncontravention. Except as disclosed on Schedule 5.4, neither the delivery and performance by the Buyer of this Agreement or the execution, delivery and performance by the Buyer of any Ancillary Agreement to which it is (or will be) a party, nor the consummation of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or violate or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any provision of any Legal Requirement or Government Order applicable to the Buyer or any of the assets owned or used by the Buyer, contravene, conflict with, or result in breach or violation of, or default under or give any Person the right to declare default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contractual Obligation to which the Buyer is party, (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation to which the Buyer is a party, (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any asset of the Buyer, (e) contravene, conflict with, or result in breach or violation of, or default under, the Buyer’s Organizational Documents or any resolution adopted by the board of directors, committee of the board of directors or stockholders of the Buyer, except, in the cases of clauses (a) through (d) through above as would not, either individually or in the aggregate, be reasonably likely to have Material Adverse Effect on the Buyer.

5.5. Investment Experience; Investigation; Reliance.

5.5.1. The Buyer has been advised and understands that the Shares have not been registered under the Securities Act, on the basis that no distribution or public offering of the Shares is to be effected, except in compliance with applicable securities Legal Requirements or pursuant to an exemption therefrom, and that the Seller is relying in part on the Buyer’s representations set forth in this Section 5.5.

5.5.2. The Buyer is purchasing the Shares for investment purposes, for its own account, not as nominee or agent and not with view to the distribution of any part thereof. The Buyer has no present intention of selling, granting any participation in, or otherwise distributing the Shares in manner contrary to the Securities Act or to any applicable state securities Legal Requirements.

5.5.3. The Buyer is an “accredited investor” within the meaning of Regulation D, Rule 501(a) of the Securities Act.

5.5.4. The Buyer is able to bear the economic risk of the full loss of the value of the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

5.5.5. In entering into this Agreement, purchasing the Shares and consummating the Contemplated Transactions, the Buyer is not relying upon any representations or warranties made by the Seller or the Company or any of their Representatives or Affiliates other than the representations and warranties set forth in this Agreement, it being acknowledged and agreed by the Buyer that the representations and warranties of the Buyer set forth herein are fundamental to the Seller’s decision to enter into this Agreement, sell the Shares to the Buyer and to consummate the Contemplated Transactions.

5.6. No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Seller could be liable.

5.7. Budget. On or immediately prior to the Closing, subject to and pursuant to the terms of the Stockholders And Subscription Agreement, a confidential copy of which has been delivered to Seller under separate cover for informational purposes only, the Buyer shall have sufficient funds available to it from the Buyer’s Original Affiliates to consummate the Closing and to perform its obligations under this Agreement. Attached hereto as Exhibit 5.7 is true and correct copy of an initial draft of the Budget; provided, however, Buyer expressly reserves the right to reallocate any amounts within the Budget or to change any amounts set forth therein in any manner and at any time at the Buyer’s sole election after the Execution Date without the consent of the Seller, and nothing in this Agreement or in the Budget shall in any way be construed to obligate the Buyer to expend all sums set forth in the Budget in the amounts or in the manner specified in the Budget; provided, further, however, that no reduction in the total project expenses set forth in the form of Budget attached hereto as Exhibit 5.7 made by the Buyer after the Execution Date shall be taken into account or given any effect for purposes of determining whether the Total Project Cost will exceed the total project expenses set forth in the Budget pursuant to Buyer’s certification under Section 2.6.1(a).

5.8. Corporate Status. The Buyer (i) shall be classified as corporation for U.S federal income tax purposes prior to and including the Closing Date, and (ii) has no current plan or intent (a) to change such classification (by election or otherwise), or (b) to liquidate, dissolve, or merge out of existence.

5.9. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE BUYER.

6. COVENANTS.

6.1. Closing. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, as promptly as reasonably practicable, all actions and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Sections 7 and 8) as soon as reasonably practicable and in any event prior to December 30, 2009.

6.2. Conduct of Business.

6.2.1. Between the Execution Date and the Closing Date, the Seller shall, and shall cause the Company to:

(a) conduct the business of the Company only in the Ordinary Course of Business;

(b) other than as may be required in connection with the Company’s sale or disposition of the Excluded Assets to the Seller, its Affiliates or third parties, and the assumption of the Excluded Liabilities by the Seller, its Affiliates or third parties, preserve intact the Company’s assets (including the Product and Included Assets), and maintain in effect all Governmental Authorizations and authorizations of any Regulatory Authority;

(c) keep available the services of the current agents of the Company, and maintain the relations and goodwill with all material suppliers, and others having material business relationships with the Company relating to the Included Assets or Included Liabilities;

(d) confer with the Buyer concerning relevant operational matters of material nature (and all matters pertaining to the Company concerning any Governmental Authority, Regulatory Authority and the FDA shall be deemed material);

(e) otherwise report periodically to the Buyer concerning any material developments regarding the Product with any Governmental Authority, Regulatory Authority and the FDA and any material developments regarding the Product or the business operations and finances of the Company; and

(f) maintain all of the Company Contracts in full force and effect and unmodified from the versions last provided to the Buyer prior to the Execution Date (except for modifications described on Exhibit 6.2.1(f) or any modifications as may be approved in writing by the Buyer).

6.2.2. From the Execution Date until the Closing Date, the Seller shall cause the Company to not:

(a) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business (other than as may be required in connection with the transfer, assignment, sale or disposition of the Excluded Assets to the Seller, its Affiliates or third parties, and the assumption of the Excluded Liabilities by the Seller, its Affiliates or third parties); provided, however, in no event shall any sale or other disposition or Encumbrance (or agreement to do so) with respect to the Included Assets occur;

(b) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock (other than dividend or distribution solely of the Excluded Assets and/or Excluded Liabilities to the Seller or proceeds received thereon);

(c) except as set forth herein, directly or indirectly, sell or otherwise transfer, offer, agree or commit (in writing or otherwise) to sell or otherwise transfer any of the Shares or any of the Included Assets or any interest in, or right relating to, any of the Shares or any of the Included Assets;

(d) permit or offer, agree or commit( in writing or otherwise) to permit any Shares or any Included Assets to become subject, directly or indirectly, to any Encumbrance;

(e) make, revoke or change any Tax election, change any Tax method of accounting or adopt any new Tax method of account, or, without prior written notification to the Buyer, file an amended Tax Return, claim any refund of Taxes or settle or compromise any Liability relating to Taxes;

(f) amend any of the Company’s Organizational Documents or effect or allow the Company to become party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction other than partial redemption transaction;

(g) incur any capital expenditures or indebtedness or create any new subsidiaries (other than in connection with the creation of any new subsidiaries as may be required in connection with the sale or disposition of the Excluded Assets to the Seller, its Affiliates or third parties, and the assumption of Excluded Liabilities by the Seller, its Affiliates or third parties), or incur or increase any Included Liabilities other than to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;

(h) enter into, modify, or amend in manner adverse to the Company, or terminate any Company Contract, or waive, release or assign any rights or claims thereunder, in each case, in manner adverse to the Company, other than any entry into, modification, amendment or termination of any such Company Contract in the Ordinary Course of Business and which is disclosed to the Buyer in writing; or

(i) enter into any transaction or take any other action that is reasonably likely to cause or constitute breach of any representation or warranty of the Seller in this Agreement.

6.3. Buyer’s Access to Premises. From the Execution Date until the Closing Date, subject to and in accordance with the Transition Services Agreement, the Seller and the Company shall, in each case, upon Buyer’s reasonable request, (a) permit the Buyer and its Representatives to have full and free access (at all reasonable times and upon reasonable notice) to the Seller’s personnel with knowledge of the Company, and to all books, records, financial, scientific and operating data, correspondence and filings with the FDA, and other information and other documents, in each case, pertaining to any of the Product, the Included Assets and the Included Liabilities (“Seller Documentation”), (b) furnish the Buyer and its Representatives with true and correct copies of such Seller Documentation, and (c) furnish the Buyer and its Representatives with such additional information respecting any of the Company, the Included Assets, and the Included Liabilities as the Buyer may reasonably request.

6.4. Notice of Developments. From the Execution Date until the Closing Date, the Company and the Seller shall give the Buyer prompt written notice (i) of any event, development or circumstance that, to the Seller’s Knowledge, affects (or may reasonably be expected to affect) the timing or likelihood of achieving the FDA Confirmatory Milestone or (ii) of any material event, development or circumstance that, to the Seller’s Knowledge, could reasonably be expected to result in breach of, or inaccuracy in, any of the Seller’s representations and warranties set forth in Sections 3 or 4; provided, however, that except as otherwise set forth in this Agreement, no such disclosure shall be deemed to prevent or cure any breach of, or inaccuracy in any representation or warranty set forth in this Agreement. The Seller shall be entitled to deliver to the Buyer supplement to the Disclosure Schedule that discloses to the Buyer in reasonable detail (and which specifically references specific representation or warranty) any facts and circumstances arising after the Execution Date that could constitute or result in breach of the representations and warranties set forth in Sections 3 or 4. The Buyer shall have the right to terminate this Agreement pursuant to Section 9.1(f) within ten (10) days after receipt of such supplemental Disclosure Schedule if the supplemented provisions of such Disclosure Schedule disclose any facts and circumstances that would be reasonably likely to have Material Adverse Effect on the Company or otherwise cause the conditions to the Closing in Section 7 (other than Sections 7.1, 7.2, and 7.4) not to be satisfied; provided, however, that if the Buyer does not exercise such right to terminate this Agreement within the aforesaid ten (10) day period after receipt of such supplemental Disclosure Schedule, or if the Buyer consummates the Closing, the Buyer shall, in each such case, be deemed to have accepted such supplemental Disclosure Schedule, and such supplemental Disclosure Schedule shall supersede and amend the original Disclosure Schedule, be treated for all purposes of this Agreement as the Disclosure Schedule and be deemed to cure any breach of the specific representation or warranty on the original Disclosure Schedule to the extent such specific representation or warranty was modified on the supplemental Disclosure Schedule.

6.5. Expenses. Except as expressly set forth in this Agreement, and subject to the Transition Services Agreement, each party hereto shall bear its own legal and other expenses in connection with any due diligence and the negotiation, drafting, execution and performance of this Agreement, the Ancillary Agreements and any other agreements and other actions required to consummate the Contemplated Transactions.

6.6. Exclusivity. From the Execution Date until the earlier of the Termination Date or the Closing neither the Seller nor the Company shall (and the Company and Seller shall not permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any capital stock in the Company or any merger, recapitalization, share exchange, sale of substantial assets (including the Product) (other than partial redemption of shares, sales of inventory in the Ordinary Course of Business or sales or other dispositions of the Excluded Assets) or any similar transaction or alternative to the Contemplated Transactions, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The parties hereto agree that irreparable damage would occur in the event that the provisions in the preceding sentence of this Section 6.6 were breached by the Company or the Seller. Accordingly, the parties hereto agree that the Buyer shall be entitled to seek an immediate injunction or injunctions to prevent breaches of the provision of this Section 6.6 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, and that this remedy is in addition to any other remedy to which the Buyer may be entitled at law or in equity.

6.7. Notices and Consents.

6.7.1. The Company. As promptly as practicable after the Execution Date, the Seller shall cause the Company to give all notices to, make all filings with, and use its commercially reasonable efforts to obtain all Consents from any Governmental Authority or other Person as reasonably requested in writing by the Buyer.

6.7.2. Seller. The Seller shall give all notices to, make all filings with, and use its commercially reasonable efforts to obtain all Consents from, any Person as reasonably requested in writing by the Buyer.

6.7.3. Buyer. The Buyer shall give all notices to, make all filings with and use its commercially reasonable efforts to obtain all Consents from any Governmental Authority or other Person as reasonably requested in writing by the Seller.

6.8. FDA Confirmatory Milestone. After the Closing, and subject to the qualifications and limitations of the Budget, the Buyer shall, and shall cause its Affiliates and the Company to, use Commercially Reasonable efforts to seek to achieve the FDA Confirmatory Milestone.

6.9. Diligence. After the Closing, the Buyer shall, and shall cause the Company and the Affiliates and sublicensees of the Buyer and the Company to, use Commercially Reasonable efforts to develop the Product For the purpose of Section 6.8, Section 6.9, and Section 2.6, acting in “Commercially Reasonable” manner or using “Commercially Reasonable” efforts means using those efforts and resources generally consistent with the usual practice of financially viable biotechnology company in pursuing the development of its own pharmaceutical products that are of similar market potential as the Product, taking into account safety, tolerability, and efficacy of the Product and any developments in the marketplace for pharmaceutical or biologic drugs negatively impacting the likely outcome of further development of the Product. This Section 6.9 shall have no force or effect once the Milestone Payment or Milestone Buyout has been paid in full in accordance with Sections 2.5.1, and 2.5.2, as applicable.

6.10. Confidentiality.

6.10.1. Except as otherwise provided in this Section 6.10, each party hereto (in each case the “Receiving Party”) shall maintain in confidence and use only for purposes of this Agreement and the Ancillary Agreements, the terms and conditions of this Agreement and the Ancillary Agreements, any activities conducted in connection with, or pursuant to this Agreement or the Ancillary Agreements, and any information, in any form or medium (whether nor not it is labeled or otherwise identified as confidential), disclosed to such Receiving Party by the other party or its Representatives or Affiliates (in each case, the “Disclosing Party”) in accordance with this Agreement or the Ancillary Agreements (collectively “Confidential Information.”) The Buyer agrees and acknowledges that the manuscript substantially in the form attached as Exhibit B to that certain Research License Agreement between the Seller and the Company dated as of November 30, 2009, does not constitute Confidential Information of the Company, the Seller or the Buyer, and the Buyer consents to the publication thereof.

6.10.2. The parties hereto acknowledge and agree that all information provided to the Buyer and its Affiliates and Representatives by the Seller and its Affiliates and Representatives is hereby subject to the terms of those certain confidentiality agreements made between the Seller and each of New Leaf Venture Partners L.L.C (dated November 19, 2008 as amended) Sofinnova Ventures Inc dated (November 19, 2008, as amended), Aisling Capital LLC (dated January 30, 2009, as amended), Domain Associates (dated February 2, 2009 as amended) and Canaan Partners (dated July 20, 2009) (collectively the “Confidentiality Agreements” and (a) prior to the Closing, such information shall be deemed the Confidential Information of the Seller and hence the Buyer shall be considered Receiving Party with respect thereto), and (b) after the Closing such information shall be deemed the Confidential Information of the Buyer and hence the Seller shall be considered Receiving Party with respect thereto), except to the extent such information comprises or relates to the Excluded Assets (in which case the Buyer shall be considered Receiving Party with respect thereto).

6.10.3. The Buyer agrees that after the Closing Date, the Buyer shall, and shall use commercially reasonable efforts to, cause its Representatives, Affiliates and the Company, to not disclose to any third parties and use only for the purposes of this Agreement and the Ancillary Agreements all Third Party Confidential Information that is disclosed, to the Buyer by the Seller. For purposes of this Agreement “Third Party Confidential Information” means all information in the possession of the Seller with respect to or concerning any third party which is not necessary for the development and commercialization of the Product and is not otherwise Company asset. Notwithstanding anything to the contrary herein, the foregoing provision shall not apply in the event the Buyer enters into separate agreement with an applicable third party, which such separate agreement governs the disclosure and use of such Third Party Confidential Information.

6.10.4. In the event the Receiving Party is requested or required (in any Action, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the Disclosing Party or Third Party Confidential Information (in the case of the Buyer), the Receiving Party shall promptly notify the Disclosing Party of the request or requirement so that the Disclosing Party may seek to obtain at its sole expense an appropriate protective order or waive compliance with the provisions of Section 6.10.1. If, in the absence of protective order or the receipt of waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information of the Disclosing Party or Third Party Confidential Information (in the case of the Buyer) to any tribunal, such Party may disclose such information to the tribunal, provided, however, that such party shall use its reasonable efforts to obtain at the request of the Disclosing Party an order or other assurance that confidential treatment shall be accorded to such portion of Confidential Information or Third Party Confidential Information as applicable required to be disclosed as the Disclosing Party shall designate.

6.10.5. This Section 6.10 shall not apply to any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as result of disclosure directly by the Receiving Party or its Affiliates or Representatives), (b) is or becomes available to the Receiving Party from third party source free of an obligation of confidentiality with respect to such information to the Disclosing Party, (c) is known by the Receiving Party, prior to its disclosure by the Disclosing Party, from third party source that is free of an obligation of confidentiality to the Disclosing Party with respect to such information, provided that such prior knowledge can be proven by the Receiving Party’s written records, except to the extent such information comprises or relates to the Excluded Assets, (d) is independently developed or acquired by the Receiving Party or its Affiliates or Representatives without access or reference to or use of the Confidential Information of the Disclosing Party. Further, the Seller may disclose Confidential Information to any Persons involved in an assignment or potential assignment of the Sellers rights to receive the Milestone Payment from Buyer (including such Person or Persons’ directors, partners, members, officers, lenders, investors and advisors), including (a) this Agreement (and all amendments hereto), and (b) correspondence related to, and notices given under, this Agreement; provided, however, that such Persons receiving such Confidential Information from the Seller shall have agreed in writing to keep confidential and not disclose such information to any third party.

6.11. Publicity. No public announcement or disclosure shall be made by any party hereto with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Seller; provided, however, that the provisions of Section 6.10 and 6.11 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party shall provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. Notwithstanding anything herein to the contrary, the parties hereto agree that each party hereto may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure (as such terms are used in Code Sections 6011 and 6112 and the regulations thereunder) of the Contemplated Transactions. The authorization set forth in the preceding sentence is not intended to permit disclosure of any other information including (i) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the Contemplated Transactions, or (ii) any other term or detail not relevant to the Tax treatment or Tax structure of the Contemplated Transactions.

6.12. Further Assurances. From and after the Closing Date, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. Without limiting the generality of the foregoing, from and after the Closing Date, the Buyer shall assign, transfer, and convey to the Seller without consideration, upon the Sellers written request, or upon the Buyer’s own initiative, any of the Company’s right, title and interest in and to any of the Excluded Assets and Excluded Liabilities The Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing. The Seller shall promptly refer all customer inquiries and other inquiries relating to the Company to the Buyer, or the Company, as appropriate, from and after the Closing.

6.13. Buyers Non-Transitory Corporation Covenant. The Buyer is classified as corporation for U.S. federal income tax purposes and shall continue to be classified as corporation for U.S. federal income tax purposes (a) at all times prior to and including the Closing Date and (b) at all times following the Closing Date until the date that is the earlier of (i) three (3) years following the Closing Date, or (ii) the date on which the Buyer’s Board of Directors resolves to terminate the business operations relating to the Product and to liquidate or otherwise wind down the business and operations of the Buyer, but not if such liquidation or winding down is effected by means of disposition of any of Buyer’s business, assets (including the Product) or Company shares in transaction that is not Bona Fide Transaction or (iii) the date that Buyer is merged into another entity treated as corporation for U.S. federal income tax purposes. In the case of merger described in (iii), above, such merger shall not take place unless the corporation into which Buyer is merged succeeds to the terms of this covenant as if it were the Buyer.

6.14. Listed Transactions. After Closing, neither Buyer or its stockholders or Affiliates nor Company shall take any action or cause any action to be taken that would cause the transactions contemplated in this Agreement to be part of, or substantially similar to, the listed transaction identified in Notice 2008-111, 2008-51 IRB 1299.

6.15. Payment of Indebtedness. The Seller shall pay or cause the Company to pay all indebtedness (including all liabilities and payables on the Asset and Liability Statement) of the Company immediately prior to the Closing

7. CONDITIONS TO THE BUYERS OBLIGATIONS AT THE CLOSING.

The obligations of the Buyer to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Buyer in writing in accordance with Section 12.3):

7.1. Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any Ancillary Agreement (a) that are not qualified by materiality or Material Adverse Effect shall be true, correct and complete in all material respects at and as of the Closing with the same force and effect as if made as of the Closing, and (b) that are qualified by materiality or Material Adverse Effect shall be true, correct and complete in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of specific date or time, which shall be true, correct and complete (or true, correct and complete in all material respects, as the ease may be) as of such specified date or time.

7.2. Performance. The Company and the Seller shall have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

7.3. Stock Certificates. The Seller shall have delivered to the Buyer certificates, duly endorsed (or accompanied by duly executed stock transfer powers) evidencing all of the Shares.

7.4. Compliance Certificate. The Seller shall have delivered to the Buyer certificate substantially in the form of Exhibit 7.4.

7.5. Qualifications. No provision of any applicable Legal Requirement and no Government Order shall prohibit the consummation of any of the Contemplated Transactions.

7.6. Absence of Litigation. No Action shall be pending or threatened which may result in Government Order (nor shall there be any Government Order in effect) (a) which would prevent, significantly delay, make illegal or otherwise interfere with the consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, or (c) which could limit or otherwise adversely affect the right of the Buyer to own the Shares (including the right to vote the Shares), to control the Company, or to operate all or any portion of either the business or assets of the Company, including the Product.

7.7. Ancillary Agreements. Each of the Ancillary Agreements to which the Buyer is party shall have been executed and delivered by the Seller. Without limiting the generality of the foregoing, Seller will have caused (i) Pfizer Overseas LLC to enter into the Inventory Transfer Agreement, and (ii) Pfizer Italia S.r.l to enter into the Reverse TSA Assignment Agreement.

7.8. Excluded Assets; Excluded Liabilities. The Company shall have assigned, sold, distributed or otherwise transferred the Excluded Assets to the Seller, its subsidiaries, its Affiliates or third parties, and the Seller shall have assumed or caused an Affiliate or third party to assume, as applicable, all of the Excluded Liabilities

8. CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING.

The obligations of the Seller to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Seller in writing in accordance with Section 12.3):

8.1. Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement and in any Ancillary Agreement (a) that are not qualified by materiality or Material Adverse Effect shall be true, correct and complete in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect shall be true, correct and complete in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of specific date or time, which shall be true, correct and complete (or true, correct and complete in all material respects, as the case may be) as of such specified date or time.

8.2. Performance. The Buyer shall have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

8.3. Compliance Certificate. The Buyer shall have delivered to the Seller certificate in the form of Exhibit 8.3.

8.4. Qualifications. No provision of any applicable Legal Requirement and no Government Order shall prohibit the consummation of any of the Contemplated Transactions.

8.5. Absence of Litigation. No Action shall be pending or threatened which may result in Government Order, nor shall there be any Government Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions, or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

8.6. Ancillary Agreements. Each of the Ancillary Agreements to which the Seller is party shall have been executed and delivered by the Buyer.

8.7. Excluded Assets. The Company shall have assigned sold distributed or otherwise transferred the Excluded Assets to the Seller, its Affiliates or third parties, and the Excluded Liabilities shall have been assumed by the Seller, its Affiliates or third parties.

9. TERMINATION.

9.1. Termination of Agreement. This Agreement maybe terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing

(a) by mutual written consent of the Buyer and the Seller;

(b) by either the Buyer or the Seller, so long as the Buyer or the Seller, respectively, is/are not then in breach of its/their obligations under this Agreement in any material respect, by providing written notice to the other at any time on or after December 30, 2009 (the “Final Termination Date”) in the event that the Closing has not occurred on or prior to the Final Termination Date;

(c) by either the Buyer or the Seller if final nonappealable Government Order permanently enjoining, restraining or otherwise prohibiting the Closing shall have been issued by Governmental Authority of competent jurisdiction;

(d) by the Buyer, so long as the Buyer is not then in breach of its obligations under this Agreement in any material respect, if either (i) there shall have been material breach of, or inaccuracy in, any representation or warranty of the Seller contained in this Agreement as of the Execution Date or as of any subsequent date (other than representations or warranties that expressly speak only as of specific date or time, with respect to which the Buyer’s right to terminate shall arise only in the event of breach of, or inaccuracy in, such representation or warranty as of such specified date or time) which breach or inaccuracy would give rise, or could reasonably be expected to give rise, to failure of condition set forth in Section 7 and which is not cured on or prior to the earlier of (x) the [**] day following written notice of such breach, or (y) the Final Termination Date, or (ii) the Seller shall have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to failure of any condition set forth in Section 7 and such breach or violation is not cured on or prior to the earlier of (A) the [**] day following written notice of such breach, or (B) the Final Termination Date;

(e) by the Seller, so long as the Seller is not then in breach of its obligations under this Agreement in any material respect, if either (i) there shall have been material breach of, or inaccuracy in, any representation or warranty of the Buyer contained in this Agreement as of the Execution Date or as of any subsequent date other than representations or warranties that expressly speak only as of specific date or time, with respect to which the Seller’s right to terminate shall arise only in the event of breach of, or inaccuracy in, such representation or warranty as of such specified date or time), which breach or inaccuracy would give rise, or could reasonably be expected to give rise, to failure of condition set forth in Section 8 and which is not cured on or prior to the earlier of (x) the [**] day following notice of such breach, or (y) the Final Termination Date, or (ii) by the Buyer shall have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to failure of the condition set forth in Section 8 and such breach or violation is not cured on or prior to the earlier of (A) the [**] day following notice of such breach, or (B) the Final Termination Date; or

(f) by the Buyer pursuant to Section 6.4.

9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, other than the provisions of this Section 9.2 and Sections 3.12 (No Brokers), 4.6 (No Brokers) and 5.6 (No Brokers), 6.5 (Expenses) 6.10 (Confidentiality), 6.11 (Publicity) and 12 (Miscellaneous), shall then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder shall terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of right of termination shall not be an election of remedies.

10. INDEMNIFICATION.

10.1. Indemnification by the Seller.

10.1.1. Indemnification. Subject to the limitations set forth in this Section 10, the Seller shall indemnify and hold harmless the Buyer and each of its Affiliates (including following the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against, and in respect of, any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable outside attorneys, and experts fees and expenses), whether or not involving Third Party Claim (collectively “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them to the extent, directly or indirectly, resulting from, arising out of, or relating to:

(a) any breach of, or inaccuracy in, any representation or warranty made by the Seller in Section 3 or Section 4 of this Agreement or Section 1.5 of the Transition Services Agreement

(b) any breach or violation of any covenant or agreement of the Seller (including, where applicable, any failure to cause the Company to comply with such covenant or agreement) in or pursuant to this Agreement or any Ancillary Agreement (other than any breach of Seller’s obligations under Section 3 of the Transition Services Agreement (i.e., Consulting Services));

(c) any fraud of the Seller or any pre-Closing fraud of the Company

(d) the Excluded Assets or the Excluded Liabilities (including, by definition, Liabilities arising out of any Environmental Laws and foreign equivalents thereof or Hazardous Materials (including those treated as such under foreign equivalents of Environmental Laws) relating to Vicuron Pharmaceuticals Italy, Biosearch Manufacturing, the Pisticci Plant or the Geranzano Research Center); or

(e) any claim, action or suit brought by RaQualia (or any successor or assignee thereof) that is based on the inaccuracy of information contained in the recital set forth in the first sentence of the first full paragraph of the RaQualia Agreement that begins with “WHEREAS.”

10.1.2. Monetary Limitations.

(a) The Seller shall have no obligation to indemnify the Buyer Indemnified Persons in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 10.1.1(a) or Losses arising from the breach of any covenant or agreement to be performed prior to Closing pursuant to Section 10.1.1(b) unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds [**] Dollars ($[**]) (the “Threshold Amount”), in which case the Seller shall indemnify the Buyer Indemnified Persons or all such Losses, including the Threshold Amount, and not only to the extent such Losses exceed the Threshold Amount, and the Seller’s aggregate Liability in respect of Indemnification Claims arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 10.1.1(a) and Indemnification Claims brought after the Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 10.1.1(b) shall not exceed [**] Dollars ($[**]) (the “Indemnity Cap”).

(b) Notwithstanding anything to the contrary in Section 10.1.2(a), the monetary limitations in this Section 10.1.2 shall not apply to

Indemnification Claims pursuant to Sections 10.1.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Capital Structure), 3.3 (Power and Authorization), 3.4(e) (Noncontravention of Organizational Documents), 3.11 (Environmental Matters) 3.12 (No Brokers), 3.13 (Taxes) 4.2 (Power and Authorization) 4.4(e) (Noncontravention of Organizational Documents) and 4.6 (No Brokers) (said Sections 3.1, 3.2, 3.3, 3.4(e), 3.11, 3.12, 3.13, 4.2, 4.4(e) and 4.6 being hereinafter referred to collectively as the “Fundamental Representations and Warranties”).

(c) Notwithstanding anything to the contrary in Section 10.1.2(a) and Section 10.1.2(b) the Sellers aggregate Liability in respect of Indemnification Claims arising from the breach of or inaccuracy in the representations or warranties set forth in Section 3.5.1 (Litigation) and Section 3.8.1(a) (Contractual Obligations of the Company) pursuant to Section 10.1.1(a), together with the Seller’s aggregate Liability for Indemnification Claims brought after the Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 10.1.1(b) and Indemnification Claims arising from the breach of, or inaccuracy in, any other representation or warranty pursuant to Section 10.1.1(a), other than in respect of the Fundamental Representations and Warranties shall not exceed [**] Dollars ($[**]) (the “Special Indemnity Cap”).

(d) Notwithstanding anything to the contrary in this Agreement, Indemnification Claims pursuant to Sections 10.1.1(c), 10.1.1(d) or 10.1.1(c), or for Losses arising from the breach of any covenant or agreement to be performed by Seller after the Closing pursuant to Section 10.1.1(b) other than any breach of Sellers obligations under Section 3 of the Transition Services Agreement (i.e., Consulting Services) are not subject to any of the monetary limitations in this Section 10.1.2, including the Threshold Amount, the Indemnity Cap and the Special Indemnity Cap.

10.2. Indemnity by the Buyer.

10.2.1. Indemnification. Subject to the limitations set forth in this Section 10, the Buyer shall indemnify and hold harmless the Seller and the Seller’s respective Affiliates (including, prior to the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”) from, against, and in respect of, any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them to the extent directly or indirectly resulting from, arising out of or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by the Buyer in Section 5 of this Agreement

(b) any breach or violation of any covenant or agreement of the Buyer in or pursuant to this Agreement or any Ancillary Agreement

(c) any fraud of the Buyer or any post-Closing fraud committed by the Company and

(d) the ownership development use or operation of the Included Assets and the Residual Assets by the Buyer or the Company after the Closing including the development commercialization marketing sale and promotion of the Product and the Residual Assets except to the extent such Losses result from breach of any representation warranty or covenant of the Seller under this Agreement or any Ancillary Agreement or from any Excluded Liabilities for which the Seller has agreed to indemnify the Buyer under Section 10.1.1(d) and ii the failure of the Buyer or the Company to discharge perform and satisfy in full the Included Liabilities 10.2.2.

10.2.2. Monetary Limitations. The Buyer shall have no obligation to indemnify the Seller Indemnified Persons in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 10.2.1(a) or Losses arising from the breach of any covenant or agreement to be performed prior to Closing pursuant to Section 10.2.1(b), unless the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Threshold Amount, in which case the Buyer shall indemnify the Seller Indemnified Persons for all such Losses, including the Threshold Amount, and not only to the extent such Losses exceed the Threshold Amount, and the Buyer’s aggregate Liability in respect of Indemnification Claims arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 10.2 1(a) and Indemnification Claims brought after Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 10.2.1(b) will not exceed Three Million Dollars ($3,000,000); provided, however, that the foregoing monetary limitations in this Section 10.2.2 will not apply to Indemnification Claims pursuant to Sections 10.2.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Power and Authorization), 5.4(e) (Breach of Organizational Documents) or 5.6 (No Brokers). Indemnification Claims pursuant to Sections 10.2.1(c) or 10.2.1(d), or for Losses arising from the breach of any covenant or agreement to be performed by the Buyer after the Closing pursuant to Section 10.2.l(b), are not subject to the monetary limitations set forth in this Section 10.2.2.

10.3. Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Sections 10.1.19(a), 10.1.l(b), 10.1.1(c), 10.2.1(a), 10.2.1(b), or 10.2.1(c) unless written notice describing the breach of, or inaccuracy in, any representation or warranty, or the breach or violation of any covenant or agreement, or the purported fraud, in each case, in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization), and 5.1 (Organization), 3.2 (Capital Structure), 3.3 (Power and Authorization) 4.2 (Power and Authorization) and 5.2 (Power Authorization) 3.4(e) (Noncontravention of Organizational Documents), 4.4(e) (Noncontravention of Organizational Documents), 5.4(e) (Breach of Organizational Documents), 3.12 (No Brokers), 4.6 (No Brokers), and 5.6 (No Brokers);

(b) at any time prior to the expiration of the applicable statute of limitations in the case of any claim or suit based upon fraud or for any breach of or inaccuracy in the representations and warranties set forth in Section 3.11 (Environmental Matters) or Section 3.13 (Taxes);

(c) at any time prior to June 30, 2011, in the case of (i) any breach of, or inaccuracy in, any other representation and warranty in this Agreement, or (ii) any breach of any covenant or agreement to be performed prior to the Closing

Notwithstanding anything to the contrary in this Agreement, Indemnification Claims pursuant to Sections 10.1.1(d), 10.1.1(e), and 10.2.1(d) are not subject to the limitations set forth in this Section 10.3.

10.4. Third Party Claims.

10.4.1. Notice of Claim. If any third party notifies an Indemnified Party with respect to any Action (a “Third Party Claim”) which may give rise to an Indemnification Claim against an Indemnifying Party under this Section 10, then the Indemnified Party shall promptly give written notice to the Indemnifying Party of such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

10.4.2. Assumption of Defense etc. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim that is the subject of written notice given by the Indemnified Party pursuant to Section 10.4.1. In addition, the Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within [**] days after the Indemnified Party has given written notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from arising out of, relating to, in the nature of, or caused by the Third Party Claim to which the Indemnified Party is entitled to be indemnified under Section 10.1 or 10.2, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have adequate financial resources, or ready access to adequate financial resources (which may, but need not, include defense costs from insurance) to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves primarily money damages and does not seek material injunctive or other equitable relief against the indemnified Party, (d) the Indemnified Party has not been advised by counsel in good faith that an actual conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action or any patent, trademark or other intellectual property dispute, and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

10.4.3. Limitations on Indemnifying Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim, or (c) contains no finding or admission of any violation of any Legal Requirements or the rights of any other Person.

10.4.4. Indemnified Party’s Control. If the Indemnifying Party does not deliver the written notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 10.4.2 within [**] days after the Indemnified Party has given written notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party shall not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent shall not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.4.4, the Indemnifying Party shall (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable outside attorneys’ fees and expenses, but excluding the expenses of any attorneys who are employees of the Indemnified Party), and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

10.4.5. Consent to Jurisdiction Regarding Third Party Claim. The Buyer and the Seller, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 12.12 are incorporated herein by reference, mutatis mutandis.

10.5. Other Limitations.

10.5.1. Insurance. The amount of any Losses shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party with respect thereto under any insurance coverage, less all reasonable out-of-pocket costs incurred by the Indemnified Party in its pursuit of such amount. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage. To the extent that any insurance payment is actually recovered by an Indemnified Party after the related indemnification payment has been made by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall pay over to the Indemnifying Party the amounts of such insurance payments (net of all legal costs and expenses incurred to collect the same) promptly after they are actually recovered.

10.5.2. Mitigation. Indemnified Parties shall use commercially reasonable efforts to mitigate any Losses that may provide the basis for an indemnifiable claim (that is, the Indemnified Parties shall mitigate such Losses in the same manner that they would mitigate such Losses in the absence of the indemnification provided for in this Agreement provided, however, that the Indemnified Parties shall not be required to incur any undue expense or take any action that would cause undue hardship, including impairing its ability to conduct business). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

10.5.3. No Double Recovery. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party has actually been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise.

10.6. Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 10 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, shall have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 10 without regard to the availability of remedy under any other provision of this Section 10.

10.7. Knowledge and Investigation. If any condition contained in this Agreement or in any Ancillary Agreement based on the truth and accuracy of any representation or warranty, or the performance of or compliance with, any covenant or agreement is expressly waived in writing by an Indemnified Party, the right of such Indemnified Party to indemnification pursuant to this Section 10 based on such representation, warranty, covenant or agreement shall be deemed waived at Closing to the extent such waiver expressly states that such right to indemnification is also being waived.

10.8. No Right of Set-Off. The Buyer expressly waives any and all right of set-off against the Milestone Payment, the Milestone Buyout and the Promissory Note, including any and all right to apply the amount of any Losses referenced in this Section 10 against the Milestone Payment, the Milestone Buyout and the Promissory Note.

10.9. Exclusive Remedy. Except for remedies that cannot be waived as matter of law or the equitable remedy of specific performance in connection with the breach of any covenant contained in this Agreement, this Section 10 shall provide the sole and exclusive remedy following the Closing for any and all Losses sustained or incurred by any Indemnified Party relating to or arising in connection with (a) any breach of, or inaccuracy in any representation or warranty made in connection with this Agreement, (b) any breach or violation of any covenant or agreement in or pursuant to this Agreement or any Ancillary Agreement which does not require performance after the Closing Date or any other Losses that arise in connection with this Agreement or with respect to which indemnification is provided in this Section 10; provided, however, the remedies provided in this Section 10 shall not be exclusive of, or limit, any other remedies that may be available to any Indemnified Party in the case of any Losses arising in connection with the commission of fraud or in connection with any breach or violation of any covenant or agreement in Section 2.

11. TAX MATTERS.

11.1. Tax Indemnification. The Seller shall indemnify, exonerate and hold free and harmless each Buyer Indemnified Person from and against any Losses attributable to (a) all Taxes (or non-payment thereof) of the Company and its branches and subsidiaries, except for those Taxes that result from any transaction (or deemed transaction by way of any election or otherwise) caused by the Buyer outside the Ordinary Course of Business of the Company and occurring on the Closing Date after the event of Closing (i) for all Taxable periods ending on or before the Closing Date, and (ii) the portion of the Taxable period ending on or before the Closing Date for any Taxable period that includes, but does not end, on the Closing Date (each, a “Pre-Closing Tax Period”), (b) all Pre-Closing Tax Period Taxes of any other member of the affiliated, consolidated, combined or unitary group of which the Company was member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Legal Requirement (including all Taxes of the foreign branches and subsidiaries included in the Excluded Assets), (c) any and all Taxes relating to Pre-Closing Tax Period of any Person imposed on the Company in the Company’s capacity as transferee or successor to such Person, by Contractual Obligation or otherwise, and (d) all value added Taxes arising out of or relating to the transfer of assets under the Inventory Transfer Agreement. Nothing in this Section 11.1 shall limit or expand upon Seller’s liability for indemnification pursuant to Section 10.

11.2. Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company based upon or measured by net income or gain for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except that, any item caused by the Buyer outside the Ordinary Course of Business of the Company and resulting in Tax that is incurred after the event of Closing, but on the Closing Date, shall be allocated solely to the Post-Closing Tax Period. The amount of Taxes other than Taxes of the Company based upon or measured by net income or gain for Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

11.3. Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Company shall be terminated prior to the Closing and, after the Closing, the Company shall not be bound thereby or have any Liability thereunder.

11.4. Certain Taxes and Fees.

11.4.1. All transfer, documentary, sales use stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, shall be paid by the Seller when due. Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges incurred in connection with the Contemplated Transaction and, if required by applicable Legal Requirements, Buyer shall (and shall cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

11.4.2. Seller shall timely pay in full all Taxes due and payable after the Closing Date with respect to the Company’s branches and subsidiaries that are included in the Excluded Assets.

11.5. Cooperation on Tax Matters. The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses of the other party.

11.6. Tax Contests. Notwithstanding Section 10.4, the Seller shall have the responsibility for, and the right to control, at the Seller’s sole expense, the audit and/or litigation (and disposition thereof) of any Tax Return relating to taxable periods ending on or prior to the Closing Date, and the Seller shall have the right to participate, at its own expense, in the disposition of the audit of any Tax Return relating to periods ending after the Closing Date, if and to the extent that such audit or disposition thereof is reasonably likely to give rise to claim for indemnification under either Sections 10.1 or 11.1. The Buyer shall have the right directly or through its designated representatives at Buyer’s sole expense, to review in advance and comment upon all submissions made by the Seller in the course of audits or appeals thereof to any Governmental Authority relating to taxable periods ending on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods, such approval not to be unreasonably withheld or delayed.

11.7. Tax Returns.

11.7.1. The Seller shall prepare and file (or cause the Company to prepare and file), at Seller’s sole expense, all Tax Returns related to the Company that are due on or prior to the Closing Date, and shall timely pay (taking into consideration any extensions for filing) any Taxes with respect thereto.

11.7.2. In addition to Section 11.7.1, the Seller shall prepare and file, at Seller’s sole expense, (i) all the Seller combined or consolidated U.S. federal Tax Returns (income or non-income) of which Company is includible,(ii) all Seller combined, unitary or consolidated state or local Tax Returns (income or non-income) of which the Company is includible, and (iii) all Italian Tax Returns (income and non-income) related to the Italian branches and subsidiaries that are included in the Excluded Assets, and shall timely pay (taking into consideration any extensions for filing) any Taxes with respect to (i), (ii) and (iii), above. The Company shall provide, at the Company’s sole expense, all information in its possession and not otherwise available to Seller required to be included in such returns as the Seller may reasonably request within [**] days of such request.

11.7.3. The Company shall prepare and file, at the Company’s sole expense, all Tax Returns related to the Company, other than those described in Section 11.7.1 and Section 11.7.2 that are due after the Closing Date (including those non-income Tax Returns and separate state and local income Tax Returns for Taxable Periods ending after the Closing Date), and shall timely pay (taking into consideration any extensions for filing) any Taxes with respect thereto.

11.7.4. With respect to Section 11.7.3 at least [**] days prior to the date on which each such Tax Return is due (taking into consideration any extensions for filing), the Company shall submit such Tax Return to the Seller for the Seller’s review, comment and approval, which approval shall not be unreasonably withheld or delayed, and shall not be withheld in any event if such Tax Return has been prepared substantially in accordance with Company’s past practices.

11.8. Other. Any refund of Taxes received by any Person with respect to any Taxes paid by Seller for Pre-Closing Tax Period, shall be the property of the Seller.

12. MISCELLANEOUS.

12.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it shall be effective upon delivery);

(b) by facsimile (in which case, it shall be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by nationally recognized courier service (in which case, it shall be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Buyer, to it at:

Durata Therapeutics, Inc.

Times Square Tower

7 Times Square, Suite 1603

Facsimile number: (646) 519-2782

Attention: Mr. Ron M. Hunt

with copy to:

O’Melveny Myers LLP

2 Embarcadero Center, 28th Floor

San Francisco, CA 94111

Facsimile number: (415) 984-8701

Attention: Peter T. Healy, Esq.

If to the Seller, to it at:

Pfizer Inc.

234 East 42nd Street

New York, NY 10017

Facsimile number: (212) 573-0768

Attention: Senior Vice President and General Counsel

with copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Facsimile number: (617) 235-0223

Attention: Steven A. Wilcox, Esq.

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 12.1 to each of the other parties hereto.

12.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns, each of which such permitted successors and permitted assigns shall be deemed to be party hereto for all purposes hereof. The Seller may assign or otherwise transfer any or all of its rights or interests under this Agreement to receive any Milestone Payment (or Milestone Buyout, as applicable) from Buyer, with the consent of the Buyer, which such consent shall not be unreasonably withheld or delayed, and provided further, that the Seller shall have entered into an indemnity and release in favor of the Buyer, confirming that Buyer’s obligations to the Seller to make any Milestone Payment or Milestone Buyout payment shall be deemed to be discharged and satisfied in full to the extent Buyer makes such payments to the Seller’s designated assignee in accordance with the written payment instructions furnished to the Buyer by or on behalf of the Seller, in form and substance reasonably satisfactory to Buyer. The Buyer, and other than as provided in the prior sentence, the Seller, may not assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Notwithstanding the foregoing, without the consent of the other party, (a) each party hereto may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the assigning party is not relieved of any Liability hereunder, and (b) the Buyer may assign and delegate this Agreement and all of its rights, interests and obligations hereunder to Qualified Successor (i) in connection with Change of Control of Buyer with such Qualified Successor or (ii) in connection with Product Transfer to such Qualified Successor, so long as, in the case of subsections (b)(i) and (b)(ii) of this Section 12.2, such Qualified Successor unconditionally assumes all of the Buyer’s Liabilities under this Agreement. Any such assignment and delegation of this Agreement made in conformity with subsection (b)

of this Section 12.2 shall operate to relieve the Buyer of its liabilities and obligations hereunder if such Qualified Successor expressly and unconditionally agrees in writing with Seller that it shall be bound by and shall assume, pay and perform all of the Buyer’s obligations as set forth in Section 2.5.3 of this Agreement. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their permitted successors and permitted assignees and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such successors and assignees, any legal or equitable rights hereunder

12.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Seller, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation or default under, or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement shall operate as waiver thereof.

12.4. Entire Agreement. This Agreement, together with the Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, except for the Confidentiality Agreements.

12.5. Exhibits; Listed Documents, etc. The listing or description of any item, matter or document in any Schedule hereto will be deemed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith to which it reasonably relates.

12.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement shall become effective when duly executed by each party hereto.

12.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

12.8. Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

12.9. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. Except as otherwise set forth herein, if any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, shall not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

12.10. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive Legal Requirements of the State of New York, without giving effect to any choice or conflict of law provision or rule (other than Section 5-1401 and 5-1402 of the New York General Obligation Law) that would cause the application of the Legal Requirements of any other jurisdiction.

12.11. Dispute Resolution.

12.11.1. If a dispute arises under this Agreement which cannot be resolved by the Buyer and the Seller prior to initiating an Action, either party hereto may invoke the dispute resolution procedure set forth in this Section 12.11 by giving written notice to the other party hereto, designating an executive officer with appropriate authority to be its representative in negotiations relating to the dispute. Upon receipt of such written notice, the other party hereto shall, within [**] days, designate an executive officer with similar authority to be its representative. The designated executive officers shall, following whatever investigation each deems appropriate, promptly enter into discussions concerning the dispute. Neither party may commence an Action of any matter hereunder (other than injunctive or other equitable relief) until the expiration of [**] days after its notice designating such executive officers.

12.11.2. Notwithstanding the last sentence of Section 12.11.1, in the event that the Seller elects to dispute the Buyers FDACM Notice certification described in Section 2.6.1(ii)(b), the parties will submit the matter to non-binding mediation and binding arbitration as follows :

(a) The parties shall first submit such dispute to panel of three (3) experts in the field of clinical development of antibiotic drugs, one (1) expert to be appointed by the Seller within [**] days from the notice of initiation of arbitration, one (1) expert to be appointed by the Buyer within [**] days from the notice of initiation of arbitration, and the third expert to be selected by mutual agreement of the Seller’s appointed expert and the Buyer’s appointed expert within [**] days of the date that the last of such experts was appointed. The three experts shall be instructed by the parties to complete the arbitration within [**] days after selection of the final expert. The third expert shall be wholly independent of each party shall not have any conflicts of interest with either the Buyer, the Seller or the Company.

(b) If either party disagrees with the final decision of the panel of experts under Section 12 11.2a, or the parties fail to select such panel of experts within [**] days from the notice of initiation of arbitration, the disputed matter shall be resolved in binding arbitration in New York, New York before single independent arbitrator appointed jointly by the Seller and the Buyer. The arbitration shall be administered by JAMS pursuant to its (Comprehensive Arbitration Rules and Procedures) (Streamlined Arbitration Rules and Procedures) or, if agreed by the Buyer and the Seller in writing, any alternate provider pursuant to its rules and procedures.

(c) Each party hereto shall bear 50% of the experts’ and arbitrators’ fees and the applicable filing costs, but each party hereto shall bear sole responsibility for its own legal, accounting, advisory and other fees associated with proceedings under Section 12.11.2a and Section 12.11.2b. The experts and arbitrator shall resolve only those matters in dispute. Judgment of the arbitrator on the award may be entered in any court having jurisdiction. This Section 12.11.2 shall not preclude the parties hereto from seeking provisional remedies in aid of arbitration from court of appropriate jurisdiction.

(d) During the pendency of any mediation or arbitration proceeding under Section 12.11.2a and Section 12.11.2b, the Seller Payment shall not be due and interest thereon shall not begin to accrue and shall be suspended until the dispute has been finally resolved.

12.12. Jurisdiction; Venue; Service of Process.

12.12.1. Jurisdiction. Subject to the provisions of Section 10.4.5 and Section 12.11, each party hereto, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York state court sitting in New York, New York, United States of America for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, party may commence any Action in court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.12.2. Venue. Each party waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.

12.12.3. Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York Legal Requirements, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1, shall constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.12.4. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, AND SUCH PROCEEDING SHALL INSTEAD BE TRIED IN COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT JURY.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the Execution Date.

“BUYER”

DURATA THERAPEUTICS, INC

By:	/s/ Dov. A. Goldstein
	Name:	Dov A. Goldstein
	Title:	Interim Co-President

By:	/s/ Ronald M. Hunt
	Name:	Ronald M. Hunt
	Title:	Interim Co-President

“SELLER”

PFIZER

By:	/s/ William Ringo
	Name:	William Ringo
	Title:	SVP, Worldwide Business Development, Strategy & Innovation